Exhibit 10.15

confidential

EXECUTION COPY

OPERATION AND MAINTENANCE AGREEMENT

BETWEEN

GENCONN DEVON LLC

AND

DEVON POWER LLC

DEVON UNITS 15, 16, 17 AND 18

April 24, 2009

TABLE OF CONTENTS

ARTICLE 1. DEFINITIONS AND INTERPRETATION		1
1.1	Definitions	1
1.2	Interpretation. Unless otherwise specified in this Agreement:	12
1.3	Conflicting Provisions	13
ARTICLE 2. TERM; APPOINTMENT OF OPERATOR		13
2.1	Term	13
2.2	Engagement of Operator	13
2.3	Access to Project Site	13
ARTICLE 3. SERVICES AND DUTIES OF OPERATOR		13
3.1	Scope of Services	13
3.2	Permits	17
3.3	Subcontracts; Engagement of Third Parties	18
3.4	Emergency Action	18
3.5	Operator to Act as Independent Contractor	18
3.6	Standards for Performance of the Services	19
3.7	Organization	20
3.8	Removal and Replacement	20
3.9	Notification to Owner	20
3.10	Access	21
3.11	Reporting	21
3.12	Ownership of Property	21
3.13	Intellectual Property	22
3.14	Public Relations	22
3.15	Safety	22
3.16	Operator Taxes	23
3.17	Hazardous Materials	23
ARTICLE 4. COMPENSATION AND INVOICING		23
4.1	Compensation	23
4.2	Invoices and Billing Reports	23
4.3	Payment of Operating Expenses, Fixed Labor Expenses and Allocated O&M Costs; Operating Accounts	24
4.4	Cash Neutral	25
4.5	Interest and Disputed Items	25
4.6	Project and Other Taxes	26
4.7	Due Date Adjustment	26
4.8	Set-Offs	26
4.9	Continued Performance	26
ARTICLE 5. RIGHTS AND RESPONSIBILITIES OF OWNER		26
5.1	General	26
5.2	Fuel Supply	26
5.3	Office Facilities	27
5.4	Project Information	27

5.5	Permits	27
5.6	Training	27
5.7	Owner Taxes	27
5.8	Dispatch Forecast	27
5.9	Owner’s Representatives	27
ARTICLE 6. BUDGETARY PROCEDURE AND ACCOUNTING		28
6.1	Mobilization Phase Plan and Budget	28
6.2	Annual Budget and Operating Plan	28
6.3	Expected Budget Overruns	30
6.4	Changes and Revisions to Budgets and Plans	30
6.5	Budget and Plan Disputes	30
6.6	Five-Year Forecast	31
6.7	Books and Records	31
ARTICLE 7. INSURANCE		31
7.1	Operator Insurance	32
7.2	Disclosure of Claims	32
7.3	General Provisions Regarding Insurance	32
ARTICLE 8. INDEMNITY AND LIABILITY		32
8.1	Operator’s Liability	32
8.2	Indemnities	33
8.3	Cooperation Regarding Claims	33
8.4	Environmental Liability	34
8.5	Waiver of Consequential Damages	35
ARTICLE 9. TERMINATION AND SUSPENSION		36
9.1	Termination by Owner	36
9.2	Termination by Operator	36
9.3	Payments Upon Termination	36
9.4	Survival	37
9.5	Cooperation Following Termination	37
ARTICLE 10. EVENTS OF DEFAULT; REMEDIES		38
10.1	Operator Event of Default	38
10.2	Owner Event of Default	38
10.3	Procedure and Remedies	38
ARTICLE 11. FORCE MAJEURE		39
11.1	Force Majeure Event	39
11.2	Effect of Force Majeure	39
11.3	Certain Delays Not Excused	39
11.4	Notice of Force Majeure	39
ARTICLE 12. DISPUTE RESOLUTION		40
12.1	Settlement By Mutual Agreement	40
12.2	Arbitration	40
12.3	Emergency Relief	40
12.4	Injunctive Relief	41
12.5	Confidentiality	41
12.6	Survival	41
ARTICLE 13. REPRESENTATIONS AND WARRANTIES		41

13.1	Representations and Warranties by Each Party	41
13.2	Additional Representations and Warranties by Operator	41
ARTICLE 14. CONFIDENTIALITY		42
14.1	Confidential Information	42
14.2	Persons to Whom Confidential Information is Disclosed. Operator shall:	42
14.3	Public Announcements	43
14.4	Ownership	43
14.5	Proprietary Information of Third Parties	43
ARTICLE 15. NOTICES		43
15.1	Method of Delivery of Notices	43
15.2	Time of Receipt	43
15.3	Address for Notices	44
15.4	Routine Communications	44
ARTICLE 16. GENERAL		46
16.1	Assignment by Operator	46
16.2	Assignment by Owner	46
16.3	Waiver	46
16.4	Amendment	46
16.5	Severability	46
16.6	Counterparts; Facsimile	47
16.7	Headings	47
16.8	Further Assurances	47
16.9	Entire Agreement	47
16.10	No Third Party Beneficiaries	47
16.11	Governing Law; Venue and Jurisdiction	47
16.12	Remedies	47
16.13	Cooperation with Financing	48
16.14	Expenses	48
16.15	Executive Orders	48

EXHIBIT A	ARBITRATION PROCEDURES
SCHEDULE 1	AGREED PROCEDURES
SCHEDULE 2	REQUIRED PERMITS
SCHEDULE 3	REPORTING REQUIREMENTS
SCHEDULE 7.1	OPERATOR INSURANCE REQUIREMENTS

OPERATION AND MAINTENANCE AGREEMENT

This OPERATION AND MAINTENANCE AGREEMENT (this “Agreement”) is made and entered into effective as of April 24, 2009 (the “Effective Date”), by and between GENCONN DEVON LLC (“Owner”) and DEVON POWER LLC (“Devon Power” or “Operator”). Owner and Operator are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

A.                                   Owner is constructing four units of approximately 200 megawatts (nominal) capacity, on the site of Devon Station in Milford, Connecticut (the “Project”), and will own the Project after construction is complete.

B.                                     The Scheduled Commercial Operation Date for the Project as of the Effective Date is June 1, 2010.

C.                                     Owner desires to retain the services of Operator for operation and maintenance of the Project and other services relating thereto, and Operator is willing to perform such services upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, undertakings and conditions set forth below, the Parties agree as follows.

ARTICLE 1. DEFINITIONS AND INTERPRETATION

1.1                               Definitions. Capitalized terms used in this Agreement shall have the following meanings.

“Additional Agreement” means any contract, instrument or agreement, or any amendment, modification or supplement to a Project Document or Project Related Agreement, entered into by Owner after the Effective Date, which would be reasonably likely to have a material effect upon the operation or maintenance of the Project or on Operator’s ability to perform the Services as set forth in this Agreement.

“Administration Agreement” means the Administration Agreement dated as of December 16, 2008 by and between GenConn Energy LLC and the Administrator.

“Administrator” means The United Illuminating Company, or its successor in interest, under the Administration Agreement.

“Affiliate” means any Person who, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition and the definitions of “Change of Control” and “Controlling Parent”, “control” of a Person, including the terms “controls,” “is controlled by,” and “under common control with,” means the possession, directly or indirectly through one or more intermediaries, of (a) a voting interest of more than 50% in such Person, or (b) the power to either (i) elect a majority of the directors (or Persons with equivalent management power) of such Person, or (ii) direct or cause the direction of the management or policies of such Person, whether through the ownership of securities or partnership, membership or other ownership interests, by contract, by operation of law or otherwise.

“Agreed Procedures” means the policies, procedures, systems and programs for the operation and maintenance of the Project covering the matters identified in Schedule 1 and developed in accordance with Section 3.1(a)(2).

“Allocated O&M Costs” means Owner’s allocated share of costs and expenses incurred by Devon Station or the Operator in order to enable Devon Station and the Project to engage their day-to-day business, in accordance with the schedule of costs for the Project accepted by the Connecticut Department of Public Utility Control in its Decision dated June 25, 2008 (Docket No. 07-08-01) and subject to an annual escalation based on the CPI Index.

“Annual Budget” means the annual budget for operation and maintenance of the Project prepared by Operator and approved by the Management Committee for the relevant Operating Year pursuant to Section 6.2(a).

“Annual Operating Plan” means the annual plan for operation and maintenance of the Project prepared by Operator and approved by the Management Committee for the relevant Operating Year pursuant to Section 6.2(b).

“Billing Period” means (i) during the Mobilization Phase each calendar month, or partial calendar month in the case of the first and last months of the Mobilization Phase, and (ii) during the Commercial Operation Phase (a) in the case of the calendar month in which the Commercial Operation Date occurs, the period from the Commercial Operation Date until the last day of the calendar month in which that date occurs, and (b) each successive period of one calendar month thereafter; provided, however, that the final Billing Period shall terminate on the last day of the Term or the date that this Agreement otherwise is canceled or terminated in accordance with its terms.

“Billing Report” means a report prepared by Operator as described in paragraph (1) of Schedule 3.

“Books and Records” has the meaning given to that term in Section 6.7.

“Budget” means the Mobilization Phase Budget or the Annual Budget, individually or collectively, as the context may require.

“Budgeted Expense” means any cost or expense incurred by Operator in the performance of the Services (excluding, for avoidance of doubt, the costs and expenses related to fuel for the Project) which has been approved by the Management Committee in the Mobilization Phase Budget or the Annual Budget, as applicable, or in any revision thereto which has been approved by the Management Committee in accordance with this Agreement.

“Business Day” means a day excluding Saturday, Sunday or any day on which banks located in the State of Connecticut are authorized or obligated to close.

“Change in Control” means, with respect to any Person, the occurrence of any one of the following:

(a)                                  the consolidation with or merger into any other Person by such Person or by any Special Purpose Parent of such Person (other than any consolidation with or merger into an Affiliate of such Person); or

(b)                                 a direct assignment, conveyance, transfer, lease, exchange, conversion or other disposition of the equity interests in such Person or any Special Purpose Parent of such Person (other than to an Affiliate of such Person) or the voting rights with respect thereto;

in either case, as a result of which the Controlling Parent of such Person shall cease to, directly or indirectly, control such Person.

“CL&P” means The Connecticut Light and Power Company, a specially chartered Connecticut corporation.

“Commercial Operation Compensation” has the meaning given that term in Section 4.1.

“Commercial Operation Date” means for the Project the date on which the Management Committee instructs Operator to commence full commercial operation of the Project, which date shall be on the date on which Owner turns over to Operator full care, custody and control of the Project.

“Commercial Operation Phase” means the period from and including the Commercial Operation Date to and including the last day of the Term or the date the Agreement otherwise is canceled or terminated in accordance with its terms.

“Commercial Operation Phase Services” means the services to be provided by Operator during the Commercial Operation Phase pursuant to this Agreement, as described in Section 3.1(b).

“Competent Authority” means any federal, state, county, tribal or local government and any political subdivision thereof and any other governmental, quasi-governmental, administrative, judicial, public or statutory ministry, department, instrumentality, agency, authority, arbitration tribunal, board, bureau, corporation or commission; provided, however, that in each case such authority has proper jurisdiction over the matter in question.

“Compliance Representative” means the person(s) employed by Operator and designated by written agreement between Project Owner and Operator to act as the Designated Representative and the Responsible Official, and to make required submissions or compliance filings on behalf of the Project or Owner under applicable Environmental Law.

“Confidential Information” has the meaning given to that term in Section 14.1.

“Construction Management Agreement” means that certain Construction Management Agreement, by and between Owner and the Construction Manager, dated as of September 19, 2008.

“Construction Manager” means NRG Construction LLC, and its successors and assigns.

“Contingency” means funds in excess of the Annual Budget, in an amount to be determined on no less than an annual basis by the Management Committee, which are deposited by Owner in the Owner’s Operating Account and maintained in Owner’s Operating Account throughout the Term of this Agreement.

“Contract for Differences” means the Peaking Generation Cost of Service Contract for Differences, dated as of August 4, 2008, by and between Owner and CL&P, as may be amended from time to time.

“Controlling Parent” means, with respect to any Person, the Person that controls, directly or indirectly, such Person but is not itself controlled by any Person.

“CPI Index” means the Consumer Price Index as defined and maintained by the U.S. Department of Labor in the Bureau of Labor Statistics, website: http://www.bls.gov, as the All Urban Consumers (Not Seasonally Adjusted) (1982-1984 = 100) during each calendar year, or a successor index mutually agreeable to the Members.

“Default Rate” means, with respect to any payment, the prime rate of interest as reported in The Wall Street Journal on the original due date, plus two percent (2%).

“Demobilization Costs” means the out-of-pocket costs reasonably incurred by Operator at the Project to demobilize its operations and terminate relevant contract and other obligations associated with its performance of the Services.

“Designated Representative” means the individual required to prepare, sign and submit the necessary reports as defined and set forth in the federal Clean Air Act and any comparable state statute or program.

“Devon Power” has the meaning given to that term in the preamble.

“Devon Station” means the assets comprising the existing Devon Station facility complex and all personal property thereon, including Units 10, 11, 12, 13 and 14 and any other facilities existing now or hereafter constructed the existing Devon Station facility complex, but excluding the Project.

“Dollars” or “$” means the lawful currency of the United States of America.

“Effective Date” has the meaning given to that term in the preamble.

“Energy Management Services Agreement” means the Energy Management Services Agreement, by and between Owner and Energy Manager.

“Energy Manager” means NRG Power Marketing LLC, and its successors and assigns.

“Environmental Claim” means any and all suits, sanctions, liabilities, legal proceedings, claims, demands, losses, costs and expenses including attorneys’ fees, civil fines or penalties or other expenses incurred, assessed or sustained by or against Owner or Operator as a result of or in connection with environmental matters or under Environmental Law.

“Environmental Law” means any and all present and future federal, state or local Laws (whether common law, statute, rule, order, regulation or otherwise), Permits, and other requirements of Competent Authorities relating in any manner to the environment (land, air and/or water) and human health and safety (as related to exposure to Hazardous Materials) or to any Hazardous Materials.

“FERC” means the Federal Energy Regulatory Commission or any successor thereto.

“Financing Document” means any loan or credit agreement, bond, indenture, security agreement, mortgage, deed of trust, pledge agreement, hedge or swap agreement, letter of credit or other document evidencing, securing or otherwise relating to any financing for all or any portion of an Owner’s share of the costs of the construction, ownership, operation, modification, or maintenance of the Project or any refinancing thereof between a Lender and an Owner.

“Five-Year Forecast” has the meaning given to that term in Section 6.6.

“Fixed Labor Expense” means the fixed labor costs attributable to personnel of Operator or its Affiliates providing Services to the Project, including corporate overheads, in accordance with the schedule of costs for the Project accepted by the Connecticut Department of Public Utility Control in its Decision dated June 25, 2008 (Docket No. 07-08-01), as may be adjusted from time to time based on the then-applicable collective bargaining agreement with IBEW Local 420 and 457.

“Force Majeure” shall have the meaning ascribed to such term in the Contract for Differences, which as of the execution of this Agreement defines the term as an event or circumstance, such as natural catastrophes, terrorism, war, riots, or acts of God, that (i) prevents one Party from performing its obligations under this Agreement; (ii) is not within the reasonable control of, or the result of the negligence of, the Claiming Party; and, (iii) by the exercise of due diligence, the Claiming Party is unable to overcome or avoid, or cause to be avoided; provided, however, notwithstanding the foregoing, none of the following events or circumstances will constitute Force Majeure: (a) the loss or failure of Supplier’s Fuel supply, except when caused by Force Majeure; (b) the breakdown of Supplier’s plant and/or equipment, except when caused by Force Majeure; and (c) an occurrence or an event that merely increases the costs of, or causes an economic hardship to, a Party.

“Fuel” means natural gas, fuel oil, petroleum, petroleum distillates, or Ultra Low Sulfur Kerosene (“ULSK”) supplied for use by the Project.

“GAAP” means generally accepted accounting principles in the Unites States of America applied on a consistent basis.

“Hazardous Materials” means any and all present and/or future materials and/or substances which are in any way prohibited, controlled or regulated by, or are otherwise defined as hazardous, toxic or controlled under, any Environmental Law.

“Indemnified Party” has the meaning given to that term in Section 8.3.

“Indemnifying Party” has the meaning given to that term in Section 8.3.

“Insurance Policies” means all insurance policies of Owner and all insurance policies required to be procured and maintained by Operator hereunder.

“Intellectual Property” means any franchise, trademark, trade name, copyright, patent, intellectual property license or agreement with respect to the use of technology or of other proprietary rights.

“Interconnection Agreement” means the Interconnection Agreement between Owner and CL&P for the interconnection and parallel operation of the Project to CL&P’s transmission system operated as a part of the ISO-NE.

“ISO-NE” means ISO New England Inc., or any successor organization thereto.

“ISO-NE Market Rules” means the market rules, manuals or procedures adopted by ISO-NE for the administration of electric capacity, energy and ancillary services markets in New England, or successor or replacement rules, manuals or procedures, on file at the FERC and in effect from time-to-time.

“ISO-NE Requirements” means collectively:

(i)                                     The Participants Agreement among ISO as the Regional Transmission Organization for New England and the New England Power Pool and entities that are from time-to-time parties thereto constituting the Individual Participants, dated as of February 1, 2005, as it may be amended from time to time, or any successor thereto accepted by the FERC;

(ii)                                  the manuals posted on the ISO-NE website (www.iso-ne.com) that explain and implement the rules and procedures for the region’s wholesale electric power markets and bulk power system;

(iii)                               the ISO-NE Transmission, Markets and Services Tariff or any successor or replacement tariff on file at the FERC and in effect from time-to-time; and

(iv)                              the ISO-NE Market Rules.

“Laws” means all laws, statutes, rules, regulations, opinions, orders, ordinances decrees, injunctions, licenses, permits, approvals, agreements and other pronouncements or promulgations of any Competent Authority having the effect of law or otherwise binding on a Person.

“Lenders” means any financial institution that provides financing to Owner in relation to the Project.

“LLC Agreement” means the Limited Liability Company Agreement of GCE Holding LLC, dated as of April 14, 2009, by and between NRG Connecticut Peaking Development LLC, a Delaware limited liability company, and The United Illuminating Company, a specially chartered Connecticut corporation, or successor agreement.

“Loss” means any and all judgments, losses, liabilities, amounts paid in settlement, damages, fines, penalties, deficiencies, losses and expenses, including interest, court costs, reasonable fees of attorneys, accountants and other experts or other reasonable expenses of litigation or other proceedings or of any claim, default or assessment.

“Management Committee” has the meaning ascribed to such term in the LLC Agreement, and its powers under this Agreement are limited to those powers conveyed by the LLC Agreement.

“Mobilization Compensation” has the meaning given that term in Section 4.1.

“Mobilization Costs” means the costs incurred by Operator in preparation for commercial operation of the Project, which includes reasonable costs for training, preparation of manuals, computer programming and software procurement, upgrades and development, in the amount of $250,000 in accordance with the schedule of costs for the Project accepted by the Connecticut Department of Public Utility Control in its Decision dated June 25, 2008 (Docket No. 07-08-01).

“Mobilization Phase” has the meaning given that term in Section 3.1(a).

“Mobilization Phase Budget” has the meaning given that term in Section 6.1(a).

“Mobilization Phase Plan” has the meaning given that term in Section 6.1(a).

“Mobilization Services” has the meaning given that term in Section 3.1(a).

“NERC” means the North American Electric Reliability Corporation or its successor.

“Notice” has the meaning given to that term in u.

“O&M Manuals” means any manuals created by the Construction Manager, Operator and/or Owner relating to the operation and maintenance of the Project and as provided in Section 3.1(e).

“Operating Expenses” means (i) reasonable costs of consumables, materials, supplies, spare parts and tools procured by Operator exclusively on behalf of Owner; and (ii) sales taxes on the Services or on consumables, materials, supplies, spare parts and tools procured by Operator exclusively on behalf of Owner.

“Operating Year” means (i) the period consisting of all Billing Periods to occur from the commencement of the Commercial Operation Phase until, but not including, the Billing Period commencing on January 1st in the year immediately following the Commercial Operation Date, and (ii) thereafter each successive period of twelve (12) monthly Billing Periods on a cycle of January 1st to December 31st of each year; provided, however, the final Operating Year shall end on the last day of the Term or the date the Agreement is otherwise canceled or terminated in accordance with its terms.

“Operator” means Devon Power.

“Operator Event of Default” has the meaning given to that term in Section 10.1.

“Operator Taxes” has the meaning given to that term in Section 3.16.

“Outage” means any interruption in the ability of the Project to generate and supply electricity.

“Owner” has the meaning given to that term in the preamble.

“Owner Event of Default” has the meaning given to that term in Section 10.2.

“Owner’s Management Representative” has the meaning given to that term in Section 5.9.

“Owner’s Operating Representative” has the meaning given to that term in Section 5.9.

“Permits” shall mean all United States federal, state, local and municipal regulatory and governmental permits, licenses, determinations, certificates or other approvals as may be necessary from time to time for the ownership and operation (but not the construction) of the Project.

“Person” means any natural person, firm, corporation, company, voluntary association, general or limited partnership, joint venture, trust, limited liability company, unincorporated organization, Competent Authority or any other entity, whether acting in an individual, fiduciary or other capacity.

“Plan” means the Mobilization Phase Plan, the Annual Operating Plan, the Five-Year Forecast or any other plan that Operator shall prepare for Owner in accordance with this Agreement, individually or collectively, as the context may require.

“Plant Manager” means an employee of Operator who is designated by Operator to supervise Operator’s performance of the Services under this Agreement.

“Project” has the meaning given to that term in the Recitals.

“Project Documents” means, collectively:

(1)                                this Agreement;

(2)                                 the Interconnection Agreement;

(3)                                 the O&M Manuals; and

(4)                                 any long-term service agreements or other service or warranty agreements relating to performance of the Services by the Operator.

“Project Related Documents” means, collectively:

(1)                                 the Construction Management Agreement;

(2)                                 the Site Lease;

(3)                                 the Shared Facilities Agreement;

(4)                                 the Project Management Agreement;

(5)                                 the Energy Management Services Agreement;

(6)                                 the Contract for Differences; and

(7)                                 any additional agreements related to the ownership or operation of the Project that may be identified by the Owner.

“Prudent Utility Practice” shall have the meaning ascribed to such term in the Contract for Differences, which as of the execution of this Agreement defines the term as the practices, methods, and acts recognized as good engineering practices applicable to the design, building, and operation of electric generating facilities of similar type, size and capacity, and that at a particular time, in the exercise of reasonable judgment in light of the facts known or that shall reasonably have been known at the time a decision was made, will have been expected to accomplish the desired result in a manner consistent with applicable Law and Permits, equipment manufacturer’s recommendations, reliability, safety, environmental protection, and the Supplier’s obligations under this Agreement. With respect to the Project, Prudent Utility Practice includes (but is not limited to) taking reasonable steps to ensure that:

(1)                                 equipment, materials, resources, and supplies, including spare parts inventories, are available to meet the Project’s needs;

(2)                                 sufficient operating personnel are available at all times and are adequately experienced and trained and licensed as necessary to operate the Project properly (taking into account manufacturers’ guidelines and specifications as well as interconnected electric system status), efficiently, and in coordination with the Buyer and ISO-NE and are capable of responding to emergencies as well as normal conditions;

(3)                                 preventive, routine, and non-routine maintenance and repairs are performed on a basis that ensures reliable, long-term and safe operation, and are performed by knowledgeable, trained, and experienced personnel utilizing proper equipment and tools;

(4)                                 appropriate monitoring and testing are performed to ensure equipment is functioning as designed and will be expected to function properly during normal, abnormal and emergency conditions;

(5)                                 equipment is not operated in a reckless manner, in violation of manufacturer’s guidelines or in a manner unsafe to workers, the general public, the interconnected system, or contrary to Laws or Permits or without regard to defined limitations such as, flood conditions, safety inspection requirements, operating voltage, current, volt-ampere reactive (VAR) loading, frequency, synchronization, and/or control system limits; and

(6)                                 equipment and components meet or exceed the standard of durability that is generally used for electric generation operations in the region and will function as designed over the full range of ambient temperature and weather conditions reasonably expected to occur at the Site and under both normal conditions and conditions involving an emergency.

“Representative” means, with respect to any Person, any agent, employee, subcontractor or other representative of such Person.

“Responsible Official” means the individual required to certify and submit the necessary documents as defined and set forth in the federal Clean Air Act and any comparable state statute and regulations.

“Scheduled Commercial Operation Date” means the Owner’s expected Commercial Operation Date, as it may be revised from time to time by notice from the Management Committee to Operator.

“Scheduled Outage” means a removal of the Project’s generating capability, as initiated by Operator or the Management Committee, that (i) has been scheduled and/or budgeted for in advance, (ii) is for regularly scheduled inspection, testing, preventive maintenance, corrective maintenance, repairs, replacements or improvements, and (iii) has been previously approved by the Management Committee prior to such removal of the Project’s generating capability.

“Services” has the meaning give to that term in Section 3.1.

“Shared Facilities Agreement” means the Shared Facilities Agreement by and between Devon Power and Owner for the furnishing by Devon Power to Owner of certain utilities and services for the Project as described therein.

“Site Lease” means the Indenture of Lease and Grant of Easements by and between Devon Power, as lessor, and Owner, as lessee.

“Special Purpose Parent” means, with respect to any Person, any other Person all or substantially all of the assets of which consist of a direct or indirect interest in such Person.

“Subcontractor” means a subcontractor of Operator of any tier, permitted under Section 3.3.

“Successor Operator” has the meaning given to that term in Section 9.5(a).

“Supplemental Services” means any actions taken or services performed by Operator in response to a request from the Management Committee pursuant to any provision of this Agreement that permits the Management Committee to request such an action.

“Tax” means any tax, duty, impost or levy of any nature (whether central, provincial, state or local) whatsoever and wherever charged, levied or imposed, together with any interest and penalties in relation thereto.

“Term” has the meaning given to that term in Section 2.1.

“Termination Transition Period” has the meaning given that term in Section 9.5(a).

1.2                               Interpretation. Unless otherwise specified in this Agreement:

(a)                       Words of any gender include each other gender.

(b)                       Use of the singular or plural number also includes the plural or singular number, respectively.

(c)                        Any reference to any Person in any capacity includes a reference to its successors and permitted assigns in such capacity and in the case of any Competent Authority, any Person succeeding to its functions and capacities.

(d)                       The terms “hereof,” “herein,” “hereto,” “hereunder” and words of similar or like import refer to this entire Agreement and not to any particular Article, Section, Schedule or other portion of this Agreement.

(e)                        References to a particular “Article,” “Section” or “Schedule” are references to that Article or Section of, or Schedule to, this Agreement.

(f)                         The words “include,” “includes” and “including” shall be deemed to be followed by “without limitation” or “but not limited to.”

(g)                        References to any Laws shall be construed as a reference to such Laws and to all regulations and rulings promulgated thereunder as each may be in effect from time to time.

(h)                       References to any agreement or document (including this Agreement) shall (1) include all exhibits, schedules, appendices and other attachments thereto, and (2) be construed at the particular time as a reference to such agreement or document as amended, modified or supplemented and in effect from time to time and shall include a reference to any document which amends, modifies or supplements it, or is entered into, made or given pursuant to or in accordance with its terms.

(i)                           References to days shall refer to calendar days unless Business Days are specified. References to weeks and months shall refer to calendar weeks and months, respectively, and references to years shall refer to calendar years unless Operating Years are specified.

(j)                          All accounting terms used but not expressly defined herein shall have the meanings given to them under GAAP.

(k)                       In computing any period of time prescribed or allowed under this Agreement, the day of the act, event or default from which the designated period of time begins to run shall be included. If the last day of the period so computed is not a Business Day, then the period shall run until the close of business on the next Business Day.

(l)                           This Agreement is the result of negotiations between, and has been reviewed by, the Parties and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of each Party, and there shall be no presumption that an ambiguity should be construed in favor of or against Owner or Operator solely as a result of such Party’s actual or alleged role in the drafting of this Agreement.

(m)                   The Table of Contents and the Article and Section headings contained in this Agreement are for convenience and reference only and should not be construed to define, describe, extend or limit the scope or intent of this Agreement or any provision contained herein.

1.3                               Conflicting Provisions.

(a)                       This Agreement and the Schedules attached hereto are intended to be construed as a whole.

(b)                       In the event of any irreconcilable conflict between the body of this Agreement and any Schedule hereto, the terms and provisions of the body of this Agreement shall control.

ARTICLE 2. TERM; APPOINTMENT OF OPERATOR

2.1                               Term. The term of this Agreement (the “Term”) shall commence upon written notice from the Management Committee, which is expected to occur approximately 12 months prior to the Scheduled Commercial Operation Date, and shall continue until terminated in accordance with its terms.

2.2                               Engagement of Operator. Owner hereby engages Operator as an independent contractor to perform the Services, and Operator hereby accepts such engagement and agrees to perform the Services, all in accordance with the terms and conditions and subject to the limitations set forth in this Agreement.

2.3                               Access to Project Site. Owner hereby grants to Operator during the Term of this Agreement access to the Project site and to all Project facilities to which Operator requires access in order to perform the Services hereunder.

ARTICLE 3. SERVICES AND DUTIES OF OPERATOR

3.1                                   Scope of Services. Operator shall provide the services described below (together with any Supplemental Services and any services or actions required of the Operator elsewhere in this Agreement, the “Services”):

(a)                               From the commencement of the Term until the Commercial Operation Date (the “Mobilization Phase”), Operator will perform the following services (together with any Supplemental Services and any services or actions required elsewhere in this Agreement to be performed by the Operator during the Mobilization Phase, the “Mobilization Services”):

(1)                                 designating a Plant Manager who will, among other things, act as Operator’s liaison with the Owner during the Mobilization Phase and the Commercial Operation Phase;

(2)                                 working with the Management Committee and, as applicable, the Construction Manager and Energy Manager to develop the Agreed Procedures;

(3)                                 preparing the Mobilization Phase Plan and the Mobilization Phase Budget in accordance with Section 6.1;

(4)                                 consulting with the Management Committee and interfacing with the Construction Manager during the design, fabrication and erection of the Project with respect to such matters as mobilization, training, consulting and liaising with construction contractors;

(5)                                 hiring or assignment of management, operating and maintenance personnel and identifying and allocating employees to perform certain of the Services for the project;

(6)                                 procuring (which shall include placing orders, expediting, tracking, receiving, and inventory control of items procured), on behalf of Owner, the initial inventory of all spare parts (other than the initial spare parts provided for in any procurement contract or long term-parts or services programs entered into by Owner), equipment, rigging, materials and supplies, consumables, tools required for the operation and maintenance of the Project, and receive and control the inventory of any additional such items provided by the Owner;

(7)                                 providing labor and services, at the Construction Manager’s direction, during the start-up and commissioning of the Project; and

(8)                                 performing all other services as may be reasonably considered or implied to be encompassed within Mobilization Services set forth above to ensure the safe and proper operation and maintenance of the Project, except to the extent such services are provided under the Administration Agreement, the Construction Management Agreement, the Project Management Agreement, the Energy Management Services Agreement, the Site Lease, or the Shared Facilities Agreement.

(b)                       Commencing on the Commercial Operation Date and continuing throughout the Term (the “Commercial Operation Phase”), Operator will perform the following services (together with any Supplemental Services and any services or actions required elsewhere in this Agreement to be performed by the Operator during the Commercial Operation Phase, the “Commercial Operation Phase Services”):

(1)                                 operating and maintaining the Project in compliance with Owner’s obligations and responsibilities related to the operation and maintenance of the Project under the Interconnection Agreement and the Contract for Differences;

(2)                                 subject to Section 3.1(c), procuring (which shall include placing orders, expediting, tracking, receiving, and inventory control of items procured), on behalf of Owner, the inventory of all spare parts (other than the spare parts provided for in any long term-parts or services programs entered into by Owner), equipment, rigging, materials and supplies, consumables, tools required for the operation and maintenance of the Project, and receive and control the inventory of any additional such items provided by the Owner;

(3)                                 maintaining (a) accurate and complete plant operating records, maintenance reports and metering data consistent with the Agreed Procedures and as necessary to satisfy the reporting requirements set forth in Schedule 3, (b) the Books and Records as required by Section 6.7, and (c) any other records or reports reasonably requested by the Management Committee;

(4)                                 implementing the Agreed Procedures;

(5)                                 scheduling and performing routine and non-routine maintenance;

(6)                                 coordinating and maintaining an insurance program for the Project as directed by the Management Committee as provided in Article 7;

(7)                                 hiring, training (to the extent such training is not performed by the Construction Manager pursuant to the Construction Management Agreement) and supervising plant personnel;

(8)                                 monitoring and ensuring compliance with all Laws applicable to the operation of the Project;

(9)                                 monitoring and ensuring compliance with all NERC requirements applicable to the operation of the Project;

(10)                          act as Owner’s agent in respect of the Project’s compliance with all NERC Reliability Requirements and/or sanctions and take responsibility for compliance submissions associated with all such NERC Reliability Requirements and/or sanctions; provided that Owner shall retain legal and financial responsibility for sanctions unless such sanctions are finally determined by a court of competent jurisdiction to have resulted from Operator’s bad faith, negligence, willful misconduct or knowing and material non-compliance with law (unless such non-compliance was engaged in at the express direction of the Owner);

(11)                          act as the Designated Entity for the Project, and timely report all GADS events and performance measures to ISO-NE in accordance with the ISO-NE Requirements;

(12)                          interfacing in respect of operational matters with ISO-NE, CONVEX, CL&P and similar entities in Connecticut;

(13)                          operating the Project in accordance with instructions from the Management Committee, ISO-NE, CL&P and the Energy Manager, as applicable;

(14)                          interfacing in respect of Operational Matters with the operators of the Iroquois Gas Transmission pipeline and any other natural gas supply and/or transportation/pipeline entity and coordinating receipt and offloading of fuel oil supplies;

(15)                          notifying the Management Committee of potential warranty claims and taking appropriate actions to assist the Owner in the preservation and assertion of any warranty claims;

(16)                          preparing Annual Budgets and Annual Operating Plans in accordance with Section 6.2;

(17)                          preparing recommendations to the Management Committee based on the review of operations and management practices for opportunities for improvement and the monitoring of trends and technologies in the industry applicable to the Project;

(18)                          producing unaudited plant accounting reports prepared in accordance with GAAP;

(19)                          providing information technology system support for the operation of the Project;

(20)                          developing and implementing site specific budget and financial monitoring tools for use in various financial reports and daily operational decision making and optimization;

(21)                          cash management, including billing and collection of Operating Expenses, Allocated O&M Costs and O&M Compensation;

(22)                          preparing and forwarding environmental reports, including recorded emissions data, as required to Energy Manager and appropriate Competent Authorities, responding to inquiries from Competent Authorities, and maintaining compliance tracking systems in accordance with the Agreed Procedures;

(23)                          providing periodic technical and administrative reports, as reasonably requested by the Management Committee;

(24)                          cooperating with Owner and Administrator in preparing and presenting annual rate cases for the Project, including the provision of detailed reports of all expenses related to operation and maintenance of the Project in accordance with the schedule of costs for the Project accepted by the Connecticut Department of Public Utility Control in its Decision dated June 25, 2008 (Docket No. 07-08-01);

(25)                          providing security services for the Project that are not provided under the Shared Facilities Agreement;

(26)                          providing custodial, buildings-and-ground maintenance, landscaping, snow removal, and other such services necessary to operate and maintain the facility, except to the extent that such services are provided under the Shared Facilities Agreement;

(27)                          assist the Administrator in the preparation of personal property declarations to be filed with the City of Milford, if required;

(28)                          procuring insurance pursuant to Article 7 and Schedule 1; and

(29)                          performing all other services as may be reasonably considered or implied to be encompassed within the Commercial Operation Services set forth above to ensure the safe and proper operation and maintenance of the Project, except to the extent such services are provided under the Administration Agreement, the Construction Management Agreement, the Project Management Agreement, the Energy Management Services Agreement, the Site Lease, or the Shared Facilities Agreement.

(c)                        During the Term, Operator shall procure goods, services, consumables, parts and equipment as required to enable Operator to perform the Services in accordance with the terms of this Agreement (other than those goods or services to be provided by the Construction Manager under the Construction Management Agreement, the Energy Manager under the Energy Management Services Agreement, Devon Power under the Shared Facilities Agreement or Owner under Article 5), including managing and administering of the subcontracts for such goods, services, consumables, parts and equipment.

(d)                       In performing the Services, Operator shall be responsible for managing and administering the Project Documents as necessary for the operation of the Project. Operator shall further be familiar with the terms and conditions of the Project Related Documents and, in performing the Services, shall take no action that may impede or prevent the performance of the terms and conditions of those Project Related Documents unless required by Prudent Utility Practices.

(e)                        Operator shall be responsible for developing the O&M Manuals necessary for the operation and maintenance of the Project, including the Safety Manual described in Section 3.15(b) and those O&M Manuals necessary to implement the operational procedures developed by Owner pursuant to the Project Documents or the Project Related Documents and provided to Operator.

(f)                         Operator shall procure and maintain, on Owner’s behalf and Owner’s expense, insurance of the types, in the amounts and with the deductibles specified in a plan developed and approved by the Management Committee.

(g)                        The Management Committee may, from time to time and with the consent of Operator, such consent not to be unreasonably withheld, conditioned or delayed and subject to appropriate adjustments to the Annual Budget, Annual Operating Plan and Operator’s Compensation, specify any changes to be made to the scope of Services.

3.2                               Permits. During the Term and until such time as Owner, if necessary, obtains its own Permits with respect to the Project, Operator shall apply for, obtain and maintain, and comply with the terms of (i) all Permits that are required under applicable Laws for the operation of the Project to be obtained and maintained in the name of Operator to enable it to perform its obligations under this Agreement, including any work permits, employment passes and other permits required for Operator’s employees and (ii) the Permits listed in Schedule 2. Operator shall, at Owner’s request, assist or cooperate with Owner in applying for, obtaining, complying with and maintaining all other Permits that must be obtained and maintained for the Project and such other Permits that Owner may obtain or desire to obtain in the future.

3.3                               Subcontracts; Engagement of Third Parties.

(a)                       Operator shall use the form of initial standard form of purchase order attached hereto as Exhibit B to procure equipment, supplies or services for the Project. The Management Committee shall have the right to review and approve (such approval not to be unreasonably withheld, conditioned or delayed) any changes to Exhibit B provided, however, that no such review and approval shall be required in respect of any agreements associated with Allocated O&M Costs.

(b)                       Operator shall not be relieved of any of its obligations or liabilities under this Agreement by reason of any subcontract, and Operator shall remain responsible to Owner for the acts, omissions, defaults and negligence of any Subcontractor and such Subcontractor’s Representatives in connection with such Subcontractor’s performance or non-performance of its obligations under the applicable subcontract, subject to the limitation of liability set forth in Section 8.1.

3.4                               Emergency Action. In the event of any emergency affecting the safety or protection of individuals or the environment at the Project or any of the Project facilities, or endangering all or any part of the Project or the environment or any of the Project facilities, Operator shall perform the following (and shall be entitled to reimbursement for all reasonable costs, expenses and obligations incurred in connection therewith):

(a)                       take immediate and diligent action in accordance with applicable Laws and Prudent Utility Practice to attempt to prevent such threatened damage, injury or loss and, as necessary, mitigate to the greatest extent reasonably practicable such damage, injury or loss;

(b)                       notify all third parties, including fire departments, government agencies, and national response centers, as required by Law; and

(c)                        notify the Owner’s Operations Representative and Owner’s Management Representative of any emergency, by telephone, facsimile or electronic mail, as soon as practicable following the occurrence thereof, which notice shall include detail with respect to any action being taken or instigated by Operator in response thereto and any expenditures incurred by Operator, or expected to be incurred by Operator, in connection with such emergency.

3.5                               Operator to Act as Independent Contractor.

(a)                       In performing the Services, Operator is acting and shall be deemed for all purposes to be an independent contractor. Owner and Operator are not partners, agents or joint venturers with each other, and this Agreement is not intended to nor shall it be construed to create a partnership or joint venture between Owner and Operator. Operator shall complete the Services according to Operator’s own means and methods of work, which shall be in the exclusive charge and control of Operator and which shall not be subject to the control and supervision of Owner, except as to the results of the Services. Operator shall be entirely and solely responsible for its acts and the acts of its employees and agents while engaged in the performance of the Services. Operator and its employees are hereby expressly precluded from and not entitled to any employee benefits from Owner. For the purpose of clarifying the ineligibility of the Operator under an Owner’s employee benefits plans or programs, Operator and its employees are hereby specifically excluded from any eligibility or are deemed a “temporary employee” when such term is used to define ineligibility in benefits in any Owner employee benefit plan or program.

(b)                       Except as expressly provided for by Owner, in writing, from time to time, Operator and its Representatives shall not be the agent or representative of Owner, shall have no authority to undertake any transaction or incur any expenditure for which Owner would be independently liable and shall have no authority to bind Owner to any agreement. Without limiting the foregoing, Operator or the Operator’s Representatives shall not (and shall have no authority to):

(1)                                 describe itself as an employee, agent or representative of Owner;

(2)                                 pledge the credit of Owner in any way in respect of any commitments for which it has not received written authorization from Owner;

(3)                                 make any warranty or representation relating to or on behalf of Owner;

(4)                                 sell, lease, pledge, mortgage, encumber, convey, license, exchange or make any other transfer, assignment or disposition of the Project or any other property or assets of Owner;

(5)                                 without limiting the provisions of Sections 8.2, 8.3 and 8.4 Reference source not found., settle, compromise, assign, pledge, transfer, release, waive or consent to the compromise, assignment, settlement, pledge, transfer, waiver or release of any claim, suit, debt, demand or judgment against or due by Owner, or submit any such claim, dispute or controversy to arbitration or judicial process, or stipulate to a judgment or consent with respect thereto; and

(6)                                 make, enter into, execute, amend, modify or supplement any Project Document or any other contract or agreement on behalf or in the name of Owner, or otherwise engage in any other transaction on behalf or in the name of Owner that is not expressly permitted under this Agreement.

3.6                               Standards for Performance of the Services.

(a)                       Operator hereby acknowledges that it has received and reviewed the terms and conditions of the forms of Project Documents and Project Related Documents appended hereto as Exhibit C. Operator shall fully comply with all terms of such Project Documents, Project Related Documents and Insurance Policies applicable to the operation and maintenance of the Project or otherwise related to or affected by Operator’s performance of the Services, except to the extent required by Prudent Utility Practices. If Prudent Utility Practices require otherwise, Operator shall notify Owner as soon as it becomes aware of any such conflict or inconsistency and provide Owner with a recommended means of resolving the conflict or inconsistency. As soon as practicable following delivery to Operator of any Additional Agreement, Operator will be fully aware of and in performing the Services shall fully comply with all the terms and conditions of such Additional Agreements that are applicable to the operation and maintenance of the Project, except to the extent required by Prudent Utility Practices; provided, however, that Operator will be entitled to an equitable adjustment of the Budgets, if appropriate to account for any impact on Operator’s cost of providing the Services as a result of any such Additional Agreements. If Prudent Utility Practices conflict or are inconsistent with the terms of an Additional Agreement, Operator shall notify Owner as soon as it becomes aware of the conflict or inconsistency and provide Owner with a recommended means of resolving the conflict or inconsistency. This Section 3.6(a) shall not be deemed to make Operator a party to any Project Document, Project Related Document or Additional Agreement.

(b)                       Operator shall perform the Services in accordance with Prudent Utility Practice and in compliance with Laws (including Environmental Law) and ISO-NE Requirements, including all relevant Permits obtained at the time of the performance of such Service (whether obtained in the name of Operator, Owner or the Construction Manager); provided, however, that Operator will be entitled to an equitable adjustment to the Budgets, if appropriate to account for the impact of any Permits other than those set forth on Schedule 2 or the modification of any Permit.

3.7                               Organization. Operator shall provide an appropriate number, as approved by the Management Committee, of suitably qualified, competent and experienced management, operating and maintenance personnel necessary to perform the Services consistent with the requirements set forth in Section 3.6. Any such personnel shall, to the extent required by applicable Laws for performing the Services to be performed by the specific Person, be appropriately licensed. Operator shall designate one of its employees to serve as the Compliance Representative.

3.8                               Removal and Replacement. If Owner observes any action by Operator personnel or by a Subcontractor that Owner reasonably believes poses a risk to safety or to the Project, the Owner’s Management Representative shall so notify Operator with information about the observations, and Operator will conduct an investigation, training and disciplinary processes, as appropriate, into such claims.

3.9                               Notification to Owner. Upon obtaining knowledge thereof, Operator shall promptly deliver Notice of each of the following to the Management Committee:

(a)                                 any pending or threatened litigation, claim, dispute, action, investigation or proceeding by any Person concerning the Project or the Services;

(b)                                 any refusal or threatened refusal to grant, renew, or extend any existing Permit, or any pending or threatened litigation, claim, dispute, action or proceeding that might adversely affect the granting, renewal or extension of any relevant Permit;

(c)                                  any Outage (other than a Scheduled Outage) and any acceleration, postponement or extension of a Scheduled Outage;

(d)                                 any incidents at the Project resulting in death, lost time injury or serious injury to any individual;

(e)                                  any discovery of any existing or concealed Hazardous Materials at the Project, or the discovery of any Hazardous Materials that were brought to the Project during the Term of this Agreement; and

(f)                                   any other event or circumstance that reasonably could be expected to adversely impact the operation of the Project including labor disputes, material infringement of any Laws or Permit, or material damage to any of the major pieces of equipment comprising the Project.

3.10                        Access. Upon request of the Management Committee, Operator shall provide Owner, any Lender, any insurance representative and their respective Representatives reasonable, prearranged supervised access to the Project during normal business hours to review and inspect the Project, the operation and maintenance thereof and Operator’s performance of the Services and its obligations hereunder. Further, any individual or entity that is allowed access to the Project shall be required to comply with Operator’s safety programs then in place.

3.11                        Reporting.

(a)                       In addition to the reporting and record keeping requirements contained in this Section 3.11 and elsewhere in this Agreement, Operator shall provide Owner with the reports set forth in Schedule 3.

(b)                       Upon the request of the Management Committee, Operator shall prepare reports based upon the following circumstances:

(1)                                 if Owner is required by (x) any applicable Law, Project Document or Project Related Document, (y) any counterparty to a Project Document or Project Related Document, or (z) a Competent Authority to produce any projection, report, documentation, or other information relating to the Services;

(2)                                 if Owner reasonably requires a report or other information with respect to the Services or the Project in connection with the preparation of its accounting records or reports, its tax reports or returns or its annual rate cases; or

(3)                                 if the Management Committee reasonably requests any projection, report, documentation, or other information relating to the Project or the Services, Operator shall prepare such document as the Management Committee so requests.

(c)                        Each report required to be submitted under Section 3.11(a) or Section 3.11(b), and any other information required to be supplied by Operator pursuant to this Agreement, shall be in such format and detail, and shall include such supporting information, as the Management Committee reasonably may require.

3.12                        Ownership of Property.

(a)                       All Project property, real or personal, including funds in the operating accounts, but specifically excluding all real or personal property owned by Operator and leased by Owner subject to the terms of the Site Lease or the Shared Facilities Agreement, that is in the care, custody and control of Operator or any of its Representatives for or on behalf of Owner or otherwise in connection with the Services, shall be Owner’s property. Operator shall not have any right, title or interest in or to any of Owner’s property, or any money paid to, collected or received by Operator for or on behalf of Owner, except for the use and benefit of Owner.

(b)                       Title to all drawings, specifications, reports and documents prepared by the Operator in connection with the Services shall belong to Owner.

(c)                        Provided that Owner has made payments at the times required by Section 4.4(a), Operator shall not permit or suffer any liens or encumbrances on the Project arising from or in connection with the performance of the Services without the prior written consent of the Management Committee, and failing such consent shall indemnify and hold harmless Owner from any such lien or encumbrance, and take any action to immediately and unconditionally clear such lien and/or encumbrance.

3.13                        Intellectual Property.

(a)                       All Intellectual Property, information, materials, inventions and discoveries of any kind created, conceived, produced, or first actually reduced to practice by Operator at Owner’s expense in the course of providing the Services, and related solely to the Project (the “Proprietary Information”) shall be the sole and exclusive property of Owner. Operator shall promptly provide Notice to Owner of the creation of any Proprietary Information. Operator irrevocably assigns to Owner (and, as applicable, its successors and assigns) any and all rights in and to the Proprietary Information and grants such royalty-free, perpetual and assignable licenses to Owner as may be necessary for Owner to use, sell, reproduce, modify and otherwise exercise control over the Proprietary Information for any purpose. Owner shall have no obligation to account or pay any royalties or other compensation to Operator, Operator’s Representatives or any third party. Operator shall execute, or cause to be executed, without cost to Owner, any and all documents and to perform such acts as may be necessary to secure to Owner the patent, copyright, trademark, trade secret or other intellectual property or proprietary rights protection throughout the world relating to the Proprietary Information.

(b)                       For the sole purposes of Operator performing the Services at the Project, Owner shall grant to Operator a revocable, non-exclusive, royalty free and fully paid up license to use the Proprietary Information at the Project only to the extent necessary to perform the Services.

3.14                        Public Relations. Only upon the request of the Management Committee and as part of the Services, Operator shall act as Owner’s representative for purposes of public relations matters.

3.15                                Safety.

(a)                       Operator shall take reasonable safety and other precautions consistent with Prudent Utility Practice to protect persons and property from damage, injury or illness arising out of the performance of the Services. At all times while any of Operator’s Representatives are at the Project, Operator shall have sole responsibility for providing them with a safe place to work.

(b)                       Operator shall prepare for Owner’s review and approval a safety manual that shall incorporate the following elements: (1) identification of the Person(s) responsible to implement and enforce the safety program; (2) identification of safety hazards and correction procedures; (3) requirements for safety meetings and safety training procedures; (4) procedures for documenting safety infractions; and (5) general safety regulations and procedures; provided, however, that during any period that Operator is the operator of the Devon Station, the safety manual for the Devon Station shall satisfy the foregoing requirements.

(c)                        Operator shall maintain in form and content reasonably approved by the Management Committee statistics regarding jobsite accidents, injuries and illnesses at the Project as required by Law, which shall be available for inspection by and submitted to the Management Committee upon its written request.

3.16                        Operator Taxes. Taxes imposed upon the income, assets or corporate existence of Operator (“Operator Taxes”) are for Operator’s account and shall not be Operating Expenses; provided that Operator Taxes shall not include sales taxes due on the Services or on consumables, materials, supplies, spare parts and tools procured by Operator on behalf of Owner. Owner shall not be responsible for any Operator Tax owing in connection with payments to Operator. Operator shall be liable for and shall pay and shall indemnify, defend, and hold Owner harmless from, all such taxes and contributions or any interest accrued and penalties imposed, and reasonable attorney fees relating to Operator Taxes.

3.17                        Hazardous Materials. Operator shall not use, handle, store, generate, manufacture, transport, discharge, or release any Hazardous Materials in, on or under the Project and adjacent areas, except that Operator may, in full compliance with all applicable Laws (including the performance of investigatory, monitoring, or other remedial work upon the Project and adjacent areas to the extent such work is reasonably necessary to comply with applicable Law), the Site Lease and the Shared Facilities Agreement, use, handle and store such Hazardous Materials as are reasonably and customarily required and in amounts that are reasonably and customarily used for the conduct of the Project’s business at the Project and adjacent areas and any transport and disposal of such materials at other appropriate locations of Operator’s choosing.

ARTICLE 4. COMPENSATION AND INVOICING

4.1                               Compensation. Other than as specifically provided in this Agreement, Operator will not be entitled to further compensation for the performance of the Services. Operator’s compensation for performance of the Services will consist of the Mobilization Compensation during the Mobilization Phase and the Commercial Operation Compensation during the Commercial Operation Phase (each, during the applicable period, the “O&M Compensation”), as follows:

(a)                       During the Mobilization Phase, the “Mobilization Compensation” paid to the Operator will equal the sum of all Mobilization Costs incurred by Operator in performing the Mobilization Services; and

(b)                       During the Commercial Operation Phase, the “Commercial Operation Compensation” paid to the Operator will equal the sum of Fixed Labor Expenses and Allocated O&M Costs incurred by Operator in performing the Commercial Operation Phase Services.

4.2                               Invoices and Billing Reports.

(a)                       By the 15th day of the month immediately preceding the commencement of the Term, Operator shall invoice Owner for the first month’s payment for Mobilization Services based on the first month’s budget of the Mobilization Phase Budget. Thereafter, by the 15th day of each month during the Mobilization Phase, Operator shall invoice Owner for Mobilization Services one month in advance. Each monthly invoice for Mobilization Services shall be the sum of the projected amount of the following month’s Mobilization Compensation based on the Mobilization Phase Budget as updated by the most recent cash flow analysis by the Administrator. Owner shall pay undisputed amounts of such projected Mobilization Compensation to the Owner’s Operating Account no later than the later to occur of the 30th day of the month in which the invoice is rendered or 15 days following the date of receipt by Owner of the applicable invoice.

(b)                       By the 15th day of the month immediately preceding the Commercial Operation Date, Operator shall invoice Owner for the first month’s payment for Commercial Operation Phase Services based on the first month’s budget of the Commercial Operation Phase Budget. Thereafter, by the 15th day of each month of the Commercial Operation Phase, Operator shall invoice Owner for Commercial Operation Phase Services one month in advance. Each monthly invoice for Commercial Operation Phase Services shall be the sum of Commercial Operation Compensation based on the Annual Budget as updated by the most recent cash flow analysis by the Administrator. Owner shall pay undisputed amounts to the Owner’s Operating Account no later than the later to occur of the 30th day of the month in which the invoice is rendered or 15 days following the date of receipt by Owner of the applicable invoice.

4.3                               Payment of Operating Expenses, Fixed Labor Expenses and Allocated O&M Costs; Operating Accounts.

(a)                       Owner shall establish and maintain in Owner’s name for the benefit of Owner and in accordance with the Financing Documents, if necessary, a bank account (the “Owner’s Operating Account”) for the purpose of funding Mobilization Costs, Operating Expenses, Fixed Labor Expenses and Allocated O&M Costs. Operator and Owner shall each select individuals who shall have the written authority to sign checks against or authorize withdrawals from the Owner’s Operating Account. All Taxes imposed upon or levied against any accrued interest or return on investment, in each case with respect to the funds in the Owner’s Operating Account, shall be for the account of Owner. Each month, no later than the date set forth in Section 4.2 and subject to Section 4.5, Owner shall pay by electronic funds transfer to the Owner’s Operating Account the undisputed amount set forth in the invoice delivered to it by Operator pursuant to Section 4.2 for such Billing Period, which amount, while in the Owner’s Operating Account, shall be managed by Owner for Owner’s benefit and invested at Owner’s sole risk of loss. Owner shall maintain a balance in the Owner’s Operating Account that equals the sum of unpaid Mobilization Compensation or Commercial Operation Compensation, as the case may be, with respect to such Billing Period plus the Contingency. If at any time the balance in the Owner’s Operating Account is less than such sum, Operator promptly shall notify Owner. Upon receipt of a Notice of such a shortfall in funds and an invoice with respect thereto, Owner shall pay by electronic funds transfer the amount of such shortfall to the Owner’s Operating Account; during the Mobilization Phase, within 15 Business Days, and during the Commercial Operation Phase, within 5 Business Days of receipt of such Notice and invoice, in either case to the extent permitted by the Financing Documents.

(b)                       Title to the balance of any funds in Owner’s Operating Account, whether or not drawn, shall remain in Owner. Operator shall have no right, title or interest in or to Owner’s Operating Account other than the right to make expenditures therewith as expressly provided in this Section 4.3. Interest earned on the Owner’s Operating Account shall accrue to the benefit of Owner. Owner may, in its sole discretion and at any time, withdraw any cash held in the Operating Account in excess of the balance required pursuant to Section 4.3(a).

(c)                 Operator shall not be under any obligation to use its own funds to pay any Mobilization Compensation or Commercial Operation Compensation, and shall have no liability for, but shall be indemnified by Owner, beginning on the Effective Date, for, amounts payable as Mobilization Compensation or Commercial Operation Compensation that are not paid as a result of Owner’s failure to provide funds in accordance with this Section 4.3. Operator may use the funds in the Owner’s Operating Accounts only for the purpose of making payments for Mobilization Compensation and Commercial Operation Compensation as they become due and payable, to the extent such payment expressly is not otherwise restricted by limits on Operator’s authority as set forth herein.

(d)                If it is determined, through an audit conducted pursuant to Section 6.7 or otherwise, that funds in the Owner’s Operating Account or other Owner funds were used by Operator other than for making payments for Mobilization Costs, Operating Expenses, Fixed Labor Expenses or Allocated O&M Costs, Operator shall reimburse Owner for the amount of such improper payments, plus interest to accrue from day to day at the Default Rate from, and including, the date such improper payment was made until, but excluding the day upon which the amount due actually is received by Owner. If Operator receives a payment for the account of Owner that is not a payment to Operator for its own account by Owner, it shall pay that amount into an account to be nominated by Owner, duly endorsed and without recourse in the form received.

4.4                               Cash Neutral.

(a)                       Notwithstanding any provision in this Article 4 to the contrary, all payments to be made by Owner under this Article 4 are due and are to be received by Operator in advance of Operator’s incurrence of any expense to which such payments from Owner are to be applied.

(b)                       The Parties acknowledge and agree that the Services, including the procurement of any equipment, supplies and other services, are being performed hereunder on a cost pass-through basis to the Owner.

(c)                        To the extent that any costs are incurred by Operator in the provision of the Services under this Agreement and in the provision of services under the Shared Facilities Agreement or the Site Lease, Operator shall only be entitled to recover such costs under one agreement without double recovery.

4.5                               Interest and Disputed Items.

(a)                       Any amount properly due and payable to a Party pursuant to this Agreement and remaining unpaid after the date when the payment was due shall bear interest thereafter; such interest to accrue from day to day at the Default Rate from, and including, the date such amount is due until, but excluding the day upon which the amount due actually is received.

(b)                       If any item or part of an item of a Billing Report or statement rendered by a Party is disputed by the recipient in good faith, the Parties shall use all reasonable efforts to resolve the dispute as soon as practicable, but the disputing Party shall pay all undisputed amounts in accordance with this Article 4. If the dispute, or any portion thereof, is resolved against the disputing Party, such Party shall within 10 Business Days of the date of such resolution pay the other Party an amount corresponding to such portion of the dispute that has been resolved against the disputing Party, plus interest on such amount in accordance with Section 4.5(a).

4.6                               Project and Other Taxes. All Mobilization Costs, Operating Expenses and Allocated O&M Costs shall include a provision for associated Taxes other than Operator Taxes, as described in Section 3.16, and Operator shall pay such associated Taxes (other than Operator Taxes) with funds made available by Owner. Owner may pay any Tax borne by it hereunder directly to the appropriate Competent Authority unless it is required to be paid directly by Operator.

4.7                               Due Date Adjustment. If the due date for payment of any amount hereunder falls on a day that is not a Business Day, then the due date shall be the Business Day immediately following such date.

4.8                               Set-Offs. Owner shall have the right to set-off against amounts payable by Owner to Operator any amount previously paid by Owner to or on behalf of Operator, which pursuant to any audit is determined to be an overpayment by Owner to Operator.

4.9                               Continued Performance. Notwithstanding (i) any dispute, controversy or claim that Operator may have against or related to Owner, the Project, the Services or this Agreement, and regardless of the basis for such dispute, controversy or claim or (ii) the failure of Owner to approve a proposed Plan or a Budget pursuant to Section 6.1 or Section 6.2, Operator shall continue to perform the Services and its other obligations hereunder in accordance with the terms of this Agreement, so long as Owner continues to pay Operator for all Services not subject to a Dispute, unless otherwise directed by the Management Committee.

ARTICLE 5. RIGHTS AND RESPONSIBILITIES OF OWNER

5.1                               General. Owner shall furnish to Operator, at Owner’s cost and expense, the information, services, materials and other items described below and in the other provisions of this Article 5, all such items to be made available at such times and in such manner as may be reasonably required by Operator for the expeditious and orderly performance of the Services; provided, however, notwithstanding the terms of any other provision contained herein, in the event Owner fails to satisfy any of its duties or responsibilities set forth in the other provisions of this Article 5 or in Section 2.3:

(a)                       such failure shall not constitute a breach or default by Owner under this Agreement, and Owner shall have no liability to Operator in connection therewith; and

(b)                       to the extent any such failure causes Operator to be unable to perform the Services or any of its other obligations hereunder, such failure shall excuse Operator from performing such Service or obligation.

5.2                               Fuel Supply. Owner shall arrange contractually for supply and transportation of Fuel to the Project and administer the invoicing, billing and payment for such Fuel, in a quantity and of a quality sufficient to enable Operator to perform the Services in accordance with the terms of this Agreement. Owner hereby designates Operator as its authorized agent to coordinate with the Energy Manager with respect to the scheduling of all Fuel deliveries to the Project.

5.3                               Office Facilities. Owner shall provide Operator with suitable office space, storage facilities and other accommodations at the Project adequate for Operator’s employees to perform the Services; provided that Owner has rights to such accommodations under the Site Lease or Shared Facilities Agreement.

5.4                               Project Information. No later than 120 days prior to the Scheduled Commercial Operations Date, or as soon thereafter as practicable, Owner shall provide copies of technical, operational, and other Project information, including as-built drawings, final versions of operating manuals, manufacturers’ operating, maintenance and repair recommendations, specifications, warranties, diagrams and test results, and other information with respect to the Project, to the extent such information (a) has been provided to Owner by the Construction Manager and (b) is necessary for Operator’s performance of the Services.

5.5                               Permits. Owner shall be responsible for obtaining the Permits listed in Part 2 of Schedule 2, and Owner will bear the risk of failure to obtain such Permits.

5.6                               Training. In addition to the training Operator is conducting for its own personnel, Owner shall arrange through the Construction Manager for training of Operator’s personnel in the operation and maintenance of certain of the Project’s systems during the Mobilization Phase in accordance with the Construction Management Agreement

5.7                               Owner Taxes. Owner shall be responsible for the payment of all Taxes other than those Operator Taxes related to or associated with the Project, and as set forth in Section 3.16.

5.8                               Dispatch Forecast. Owner shall provide to the Operator a forecast of Project operations, including estimated start-ups, shut-downs and run hours, no later than 180 days prior to the start of each Operating Year. Owner shall prepare and provide a forecast for the next calendar year operations, plus a dispatch forecast for the five Operating Years after the next Operating Year, to be used as the basis for the Budget.

5.9                               Owner’s Representatives.

(a)                       Owner shall appoint one individual employed or retained by The United Illuminating Company (the “Owner’s Management Representative”) who shall be authorized to represent Owner, with whom Operator may consult at all reasonable times, and who shall be authorized to review on behalf of Owner any advice, recommendation, drawing, document or other information to be provided by Operator to Owner with respect to management of the Project pursuant to this Agreement; provided, however, that the Owner’s Management Representative may not modify or change the terms of this Agreement, as all amendments to this Agreement must be in writing and signed by each Party; and provided further that Owner’s Management Representative shall be reasonably available during working hours to render decisions and to furnish information in a timely manner, and shall respond to a request from Operator as soon as reasonably practicable under the circumstances.

(b)                       Owner shall appoint one individual employed or retained by NRG Energy, Inc. (the “Owner’s Operations Representative”) who shall be authorized to represent Owner, with whom Operator may consult at all reasonable times, and who shall be authorized to review on behalf of Owner any advice, recommendation, drawing, document or other information to be provided by Operator to Owner with respect to operation or dispatch of the Project pursuant to this Agreement; provided, however, that the Owner’s Operations Representative may not modify or change the terms of this Agreement, as all amendments to this Agreement must be in writing and signed by each Party; and provided further that Owner’s Operations Representative shall be reasonably available during working hours to render decisions and to furnish information in a timely manner, and shall respond to a request from Operator as soon as reasonably practicable under the circumstances.

ARTICLE 6. BUDGETARY PROCEDURE AND ACCOUNTING

6.1                               Mobilization Phase Plan and Budget.

(a)                       Within 60 days after the date of execution of this Agreement, Operator shall prepare and submit to the Management Committee for the Management Committee’s review and approval a plan (the “Mobilization Phase Plan”) and budget (the “Mobilization Phase Budget”) for the Mobilization Phase.

(b)                       The Mobilization Phase Budget shall be itemized on a monthly basis and incorporate all proposed Budgeted Expenses anticipated: (i) to perform the Mobilization Phase Services; (ii) to prepare the Agreed Procedures more fully described in Schedule 1; (iii) to complete the transition from the Mobilization Phase to the Commercial Operation Phase; (iv) to assist Owner and the Construction Manager with the commissioning, testing, start-up and operation of all equipment at the Project; and (v) to perform all other Mobilization Phase Services.

(c)                        The Mobilization Phase Plan shall set forth in a monthly timetable a program of performance for the Mobilization Phase Services.

(d)                       Within 30 days of receiving the proposed Mobilization Phase Plan and Mobilization Phase Budget, the Management Committee shall provide written comments to Operator and request any additions, changes or modifications to such Plan and Budget. The Management Committee and Operator shall, not less than 10 days following Operator’s receipt of the Management Committee’s comments, meet to discuss and resolve the terms of such Plan and Budget and the Management Committee’s requested changes thereto.

6.2                               Annual Budget and Operating Plan.

(a)                       Not later than 120 days prior to the beginning of each Operating Year, Operator shall submit to the Management Committee for its review and approval the proposed Annual Budget for that Operating Year. The Annual Budget shall be itemized on a monthly cash flow basis and incorporate all proposed Budgeted Expenses, which shall include all anticipated costs and expenditures that Operator estimates will be incurred during the applicable Operating Year in connection with any capital expenditures and the operation and maintenance of the Project and the provision of the Commercial Operation Phase Services. Budgeted Expenses shall include the following costs and expenditures:

(1)                                 Operator’s Fixed Labor Expense;

(2)                                 routine operational services, including those provided by third-parties;

(3)                                 planned maintenance and repair services, including those provided by third-parties;

(4)                                 consumables, materials and supplies;

(5)                                 spare parts and tools;

(6)                                 contracted operation and maintenance services, other than those described in Section 6.2(a)(1), including all costs associated with Subcontractors;

(7)                                 non-routine home office, Project management, and accounting support;

(8)                                 premiums for Insurance required to be maintained by Operator for the Project pursuant to Schedule 7.1;

(9)                                 applicable Taxes other than Operator Taxes;

(10)                          office and administrative costs at the Project;

(11)                          on-going training costs for Operator’s Project personnel; and

(12)                          a mutually agreed contingency for unplanned expenditures.

(b)                       Not later than 130 days prior to the beginning of each Operating Year, Operator shall also submit to the Management Committee for its review and approval the proposed Annual Operating Plan for that Operating Year that will be prepared, when necessary, with information and input from the Management Committee. The Annual Operating Plan shall be an annual program and monthly timetable for the operation and maintenance of the Project and performance of the Services, which shall set forth on a monthly basis the underlying assumptions and implementation plans in connection with the Annual Budget and shall include the following information:

(1)                                 routine repairs and maintenance for each part of the Project;

(2)                                 information regarding the inventory and proposed procurement of equipment, spare parts, tools and, in the case of major equipment, the residual life thereof;

(3)                                 Scheduled Outages;

(4)                                 consumable items;

(5)                                 staffing plans and details regarding the number of part time and temporary staff and consultants;

(6)                                 the inventory of and proposed plan for procuring all materials and supplies and consumables required for the operation and maintenance of the Project during the relevant Operating Year;

(7)                                 Operator’s recommendations on matters affecting the operation and maintenance of the Project, including any relevant improvements or additions for the Operating Year and any other capital expenditures for the Operating

Year in each case together with the reasons for such recommendations and the expected capital costs and net change in operating costs effected thereby; and

(8)                                 Operator’s environmental plan describing the actions necessary to ensure that the Project will comply with all applicable Law.

(c)                        Within 30 days of the Management Committee’s receipt of the proposed Annual Budget and Annual Operating Plan, the Management Committee shall approve or disapprove such proposed Budget and Plan, such approval not to be unreasonably withheld. If the Management Committee disapproves of a proposed Annual Budget or Annual Operating Plan, the Management Committee shall provide detailed reasons for such disapproval. The Parties shall be obligated to meet and attempt in good faith to reach agreement on an approved Annual Budget or Annual Operating Plan.

6.3                               Expected Budget Overruns. If, at any time during the performance of the Services Operator reasonably anticipates that the aggregate costs of providing the Services may exceed the amount of Budgeted Expenses set forth in the applicable Budget, Operator shall promptly advise the Management Committee of such situation by Notice and, pursuant to Section 6.4, propose for the Management Committee’s approval any changes to the applicable Budget that Operator considers may be necessary.

6.4                               Changes and Revisions to Budgets and Plans.

(a)                       The Management Committee may specify from time to time, in consultation with Operator and upon reasonable prior Notice, changes to be made to any Budget or Plan, including changes to the format and level of detail record, for any such Budget or Plan. The relevant changes shall be adopted by Operator effective the date that the revisions are agreed, and shall be applied to the first month following such agreement.

(b)                       The Management Committee may also request Operator to update any Budget or Plan as may be appropriate to reflect changes in assumptions made in their preparation that are desirable in the light of the performance of the Project or any other material change in circumstance or in the assumption used to develop such Budget or Plan. These updates shall be submitted to the Management Committee for its approval.

(c)                        Operator may at any time provide to the Management Committee for consideration proposed revisions to any Budget or Plan. Unless otherwise specified by the Management Committee, such revisions shall become effective from the date of the Management Committee’s approval, and shall be applied to the first period to which such revisions relate following such approval.

6.5                               Budget and Plan Disputes. If there is any dispute between Operator and the Management Committee as to the form or content of any Budget or Plan that the Parties fail to resolve, then:

(a)                       If the Parties are unable to agree on an approved Plan or Budget for any Operating Year at least 60 days prior to the commencement of such Operating Year, the Parties shall revert, on a temporary basis, to the Plan or Budget from the previous Operating Year, as adjusted by the CPI Index to adjust for any changes in the prices of goods and services used by Operator in performing Services under this Agreement, to allow Operator to continue to provide those Services for the current Operating Year and until such time that the proposed Budget or Plan for the current Operating Year is approved; and

(b)                                 To the extent the Management Committee’s failure to approve the relevant Plan or Budget, or any revision or change thereto, has an adverse effect on Operator’s ability to perform the Services in accordance with this Agreement, Operator shall not be held in breach of this Agreement and shall not be liable to Owner or any Competent Authority as a consequence thereof, provided that Operator uses reasonable good faith efforts to comply with the requirements of this Agreement notwithstanding the Management Committee’s failure to approve the Plan or Budget.

6.6                               Five-Year Forecast. In conjunction with, but separate from, the preparation of the Annual Operating Plan and the Annual Budget for each Operating Year, and based on the dispatch forecast provided by Owner pursuant to Section 5.8, Operator shall prepare for the then current year of the Agreement and projecting forward for an additional five years, an operation and maintenance plan and cost forecast, including major maintenance and capital repairs, and recommended capital improvements, in form and substance consistent with the Agreed Procedures and the O&M Manuals or as the Management Committee reasonably may require (the “Five-Year Forecast”). Operator shall submit each Five-Year Forecast to the Management Committee at the time of submission of each Annual Operating Plan and Annual Budget under Section 6.2(c).

6.7                               Books and Records.

(a)                                 Operator shall maintain on a current basis proper, accurate, detailed and complete books, records and accounts relating to the operation and maintenance of the Project and the performance of the Services (collectively referred to as “Books and Records”), including all operating data and operating logs maintained pursuant to Section 3.1, and as necessary to verify the incurring and payment of all capital and operating expenditures and Operator’s performance of the Services. All Books and Records referred to in this Section 6.7 shall be established and maintained in accordance with GAAP and shall be in a format sufficient to permit the verification referred to in the preceding sentence. Operator shall ensure that such Books and Records are kept in a manner that enables them to be separated from Operator’s own corporate books and records of account.

(b)                                 Throughout the Term and for a period of five years following the end of the Term, Owner and its Representatives shall have the right, upon three Business Days prior Notice and during normal business hours, to inspect and audit the Books and Records that Operator is required to maintain under this Section 6.7.

(c)                                  Operator shall maintain all Books and Records for a period of six years following the creation thereof or as required by applicable Law, and such Books and Records shall not thereafter be destroyed unless (1) Operator provides not less than 30 days prior Notice to Owner, and (2) within such 30-day period Owner does not request retention of such Books and Records. In the event of a termination or cancellation of this Agreement, or upon the expiration of the term of this Agreement, Operator will leave all such Books and Records at the Project site or deliver the same to Owner.

ARTICLE 7. INSURANCE

7.1                               Operator Insurance. Operator shall obtain the insurance set forth on Schedule 7.1 and otherwise shall comply with the requirements of Schedule 7.1 throughout the remainder of the Term.

7.2                               Disclosure of Claims.

(a)                       Each Party shall promptly furnish the other Party with information relating to the operation and maintenance of the Project to enable the first Party to comply with its disclosure obligations under the insurance policies that it has procured.

(b)                       Each Party shall promptly notify the other Party of any claim with respect to any of the insurance policies referred to in Section 7.1, as applicable, accompanied by reasonable details of the incident giving rise to such claim.

(c)                        Each Party shall give the other Party all reasonable assistance in the preparation and negotiation of insurance claims.

7.3                               General Provisions Regarding Insurance.

(a)                       If Operator fails to effect or maintain insurance pursuant to Section 7.1, Owner may, after giving Operator 10 days’ prior Notice of its intention to do so, effect and maintain the insurance. The premium paid by Owner may be off-set against any amount set forth in the applicable Budget for insurance. Owner shall have the right to back-charge Operator for the expenses related to the procurement of the All-Risk Property Insurance, Marine Cargo/Ocean Cargo Insurance, and the Casualty coverages noted in Schedule 7.1.1.A., but not for the premium costs related to such insurance(s). Owner shall have the right to back charge for the cost of procuring and maintaining the insurance coverages noted in Schedule 7.1.1.B., including the premium cost of such insurance.

(b)                       If Operator receives the proceeds of any insurance with respect to any of Owner’s property, it shall hold such proceeds in trust for the benefit of Owner and shall comply with any requirements of Owner regarding the application or distribution of such proceeds.

(c)                        Nothwithstanding (b) above, the Operator agrees to maintain insurance in accordance with the requirements of any financing documentation and to ensure compliance with any required Lenders endorsements and mortgagee loss payable clauses.

ARTICLE 8. INDEMNITY AND LIABILITY

8.1                               Operator’s Liability. Notwithstanding anything to the contrary in this Agreement, except (a) in cases of actual fraud by Operator or Operator’s willful and intentional failure to perform the Services in breach of this Agreement or (b) with respect to damages claimed by third parties for which Owner is entitled to indemnification from Operator pursuant to Section 8.2, Operator’s total liability, whether based in contract, warranty, tort, strict liability or otherwise, arising out of, connected with or resulting from this Agreement or from the performance or breach hereof, or from any Services covered by or furnished by the Operator, shall be limited to $500,000 per Operating Year as of the Effective Date of this Agreement, subject to an annual escalation based on the CPI Index each successive Operating Year. It is expressly understood and agreed that the liability limitation expressed in this Section 8.1 is separate from, and is not to be construed as limiting, the limits of insurance and coverage described in Article 7.

8.2                               Indemnities.

(a)                       Operator shall indemnify, defend and hold harmless Owner, its Affiliates and their respective successors, assigns, shareholders, members, officers, directors, managers, employees, agents, servants and any subcontractors from and against any and all liabilities to third parties arising as a result of the negligence, willful misconduct or breach of this Agreement by Operator or any employee, agent, servant, Subcontractor or consultant of Operator or anyone directly or indirectly employed by them or for whose acts they may be liable. Any indemnification payable with respect to a claim by Owner hereunder shall be net of any insurance proceeds actually paid to Owner under Owner’s or Operator’s insurance policies with respect to the circumstances giving rise to Operator’s indemnification of Owner hereunder.

(b)                       Owner shall indemnify, defend and hold harmless Operator, its Affiliates and their respective successors, assigns, shareholders, members, officers, directors, managers, employees, agents, servants and any subcontractors from and against liabilities to third parties arising as a result of the negligence, willful misconduct or breach of this Agreement by Owner, provided that Owner’s breach of this Agreement was not caused by the actions or omissions of Operator or any of its Affiliates where Operator or any of its Affiliates had a duty to act. Any indemnification payable with respect to a claim by Operator hereunder shall be net of any insurance proceeds actually paid to Operator under Operator’s or Owner’s insurance policies with respect to the circumstances giving rise to Owner’s indemnification of Operator hereunder.

8.3                               Cooperation Regarding Claims.

(a)                       If any Party (in such capacity, an “Indemnified Party”) receives notice or has knowledge of any Loss that may result in a claim for indemnification by such Indemnified Party against the other Party (in such capacity, an “Indemnifying Party”) pursuant to this Article 8, such Indemnified Party shall promptly give the Indemnifying Party Notice of such Loss, including a reasonably detailed description of the facts and circumstances relating to such Loss, and a complete copy of all notices, pleadings and other papers related thereto, and in reasonable detail the basis for its potential claim for indemnification with respect thereto; provided, however, that failure to promptly give such Notice or to provide such information and documents to the Indemnifying Party shall not relieve the Indemnifying Party from the obligation hereunder to respond to or to defend the Indemnified Party against such Loss except to the extent (and only to the extent) such failure shall materially diminish the ability of the Indemnifying Party to respond to such claim or to defend the Indemnified Party.

(b)                       The Indemnifying Party, upon its acknowledgement in writing of its obligation to indemnify the Indemnified Party, shall be entitled to assume the defense or to represent the interests of the Indemnified Party, which shall include the right to select and direct legal counsel and other consultants, appear in proceedings on behalf of the Indemnified Party and to propose, accept or reject offers of settlement, subject to 8.3(c) below, all at its sole cost; provided, however, that if any such action is reasonably likely to involve injunctive, equitable or prospective relief or materially and adversely to affect the Indemnified Party’s business or operations other than as a result of money damages or other money payments, then the Indemnified Party shall be entitled to take control of the defense and investigation of such Loss, to employ and engage legal counsel and other consultants of its own choice to handle and defend the same, all at the sole cost and expense of the Indemnifying Party. Nothing herein shall prevent an Indemnified Party from retaining its own legal counsel and other consultants and participating in its own defense at its own cost and expense.

(c)                        If the Indemnifying Party assumes the defense or represents the interests of the Indemnified Party, no settlement shall be made without the consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed. If the Indemnified Party assumes the defense of or represents its own interests, no settlement involving the payment of damages shall be made without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed, except that if the Loss is settled without the Indemnifying Party’s consent, the Indemnified Party shall be deemed to have waived all rights hereunder against the Indemnifying Party for indemnification arising out of such Loss.

(d)                       The Parties shall cooperate with each other in any notifications to insurers.

(e)                        Nothing herein shall be construed so as to relieve any insurer of its obligations to pay any Loss in accordance with the terms and provisions of a valid and collectible insurance policy insuring the subject matter or event that is a basis for such loss.

8.4                               Environmental Liability.

(a)                       Owner Liability. In no event shall Operator be responsible for present or future Environmental Claims directly or indirectly related to or arising out of the actual or alleged existence, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Material at the Project or adjacent areas, except as otherwise provided in Section 8.4(b). Without limiting the foregoing, Owner shall defend, indemnify and hold Operator harmless against, and shall reimburse Operator for such Environmental Claims.

(b)                       Operator Liability.

(1)                                 Except with respect to the releases set forth in Section 8.4(b)(3), in no event shall Owner be responsible for present or future Environmental Claims finally determined by a court of competent jurisdiction to have directly or indirectly related to or arisen out of bad faith, gross negligence, willful misconduct, or knowing and material non-compliance with Law (unless such non-compliance was engaged in at the express direction of the Owner), with respect to the existence, generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of Hazardous Material at the Project or adjacent areas by Operator in the performance or non-performance of the Services, and Operator shall defend, indemnify and hold Owner harmless against, and shall reimburse Owner for such Environmental Claims; provided, however, that nothing contained herein shall be construed as requiring Operator to take any corrective action with respect to any Hazardous Material in existence prior to the date hereof unless directed to do so by a Competent Authority, in which case the corrective actions so undertaken shall be deemed an Environmental Claim pursuant to Section 8.4(a) unless Devon Power is responsible therefor in its capacity as Landlord under the Site Lease or in its capacity as Lessor under the Shared Facilities Agreement.

(2)                                 Operator shall, in compliance with all Laws, take reasonable steps to mitigate a release of Hazardous Materials upon discovery; take no action to exacerbate a pre-existing release or cause a further release; provide full cooperation, assistance and access to Persons authorized to undertake corrective action; comply with all land use controls and Laws; and take no action to impede the performance of any institutional controls adopted to manage a pre-existing release except that Operator’s actions shall not unreasonably interfere with Owner’s business activities and/or the Ancillary Easement Areas as permitted by the Site Lease.

(3)                                 Operator shall, at its own cost, promptly remove and otherwise fully remediate in compliance with and to the extent required by applicable Laws all releases of Hazardous Materials at the Project or adjacent areas (expressly including exacerbation of Hazardous Materials present at the Project or adjacent areas if and only to the extent the nature and exact location of such Hazardous Materials are known by the Operator) arising out of bad faith, gross negligence, willful misconduct, or knowing and material non-compliance with Laws (unless such non-compliance was engaged in at the express direction of the Owner) by Operator.

(4)                                 Nothing in this Agreement shall be deemed to limit in any way Devon Power’s obligations as Landlord under the Site Lease or as Lessor under the Shared Facilities Agreement.

8.5                               Waiver of Consequential Damages. The Parties expressly waive all claims for all consequential, incidental, indirect, punitive, or special damages arising out of or relating to this Agreement but only to the extent that such damages are not covered by the insurance each Party is required to provide and maintain under this Agreement. This waiver includes, but is not limited to, uninsured consequential damages incurred for losses of use, income, profit including anticipated profits arising directly from the ownership of the Project, the provision of the Services, financing, business and reputation, and loss of management or employee productivity or of the services of such persons. For purposes of this provision, damages claimed by third parties for which a Party is entitled to indemnification from the other Party hereto pursuant to Section 8.2 shall not be deemed consequential, incidental, indirect, punitive, or special in nature. This provision shall survive the termination of the Agreement.

ARTICLE 9. TERMINATION AND SUSPENSION

9.1                               Termination by Owner.

(a)                       Owner shall have the right to terminate this Agreement upon Notice to Operator if:

(1)                                 any Force Majeure Event occurs that results in the inability of the Operator to perform its obligations under this Agreement continuously for a period in excess of three months; or

(2)                                 there is an Operator Event of Default as defined in Section 10.1 that has not been cured in the applicable cure period.

(b)                       Owner shall have the right to terminate this Agreement upon 60 days’ Notice to Operator if:

(1)                                 there is damage to, or destruction of, a substantial portion of the Project, which damage or destruction cannot reasonably be expected to be repaired or rebuilt, or the Project becomes obsolete; or

(2)                                 the Contract for Differences expires; or

(3)                                 the Contract for Differences terminates; or

(4)                                 a Change of Control occurs with respect to Operator or Owner or if Operator or its affiliates cease to own any membership interests in Owner; or

(5)                                 the Lenders foreclose on any loan to the Owner.

9.2                               Termination by Operator. Operator shall have the right to terminate this Agreement upon 30 days’ Notice to Owner in the event there is an Owner Event of Default as defined in Section 10.2 unless the Owner Event of Default is cured within that 30-day notice period.

9.3                               Payments Upon Termination. If termination occurs pursuant to Section 9.1, except if such termination occurs pursuant to Section 9.1(a)(2) or Section 9.1(b)(2), Owner shall be liable to pay to the Operator:

(a)                       Operator’s reasonable direct out-of-pocket Demobilization Costs incurred in connection with the demobilization of the Operator’s activities at the Project;

(b)                       payment for all Services rendered by Operator through the date of termination, including reimbursement for all Operating Expenses, Fixed Labor Expenses and Allocated O&M Costs incurred through the date of termination; and

(c)                        reasonable severance payments to the Operator’s employees who at such time occupy “full time” positions within the staffing plan for the Project approved by the Management Committee (to the extent such severance payments are payable in accordance with Operator’s benefit plans in the ordinary course of business, and in any event not to exceed for any employee one and one-half year’s salary at the rate included on the most recent budget).

9.4                               Survival. Expiration or termination of this Agreement under this Article 9 or under Article 10 shall not affect any rights or obligations that have arisen or accrued before such expiration or termination, including any relating to an antecedent breach. In addition, the provisions of this Article 9, Article 8 and Article 14 shall survive in full force for a period of two (2) years following the date of such expiration or termination of this Agreement.

9.5                               Cooperation Following Termination.

(a)                       Upon termination of this Agreement under this Article 9 or under Article 10, Owner has the right to specify a reasonable period, not to exceed six months from the Notice of termination as a period of transition (the “Termination Transition Period”), during which Operator shall fully cooperate with Owner and its Representatives in the appointment and training of a Person(s) (“Successor Operator”) to take over the operation and maintenance of the Project, and in the turnover of the operation and maintenance of the Project to the Successor Operator. Operator shall provide Owner and Successor Operator and their respective Representatives full access to the Project and all information, data and records relating thereto, and Operator shall comply with all reasonable requests by Owner or Successor Operator in connection with taking over the operation and maintenance duties, including the execution and delivery of documents and taking of other actions, in each case as shall be necessary to facilitate the orderly transition of duties from Operator to Successor Operator. Owner shall reimburse Operator for all Operating Expenses, Fixed Labor Expenses and Allocated O&M Costs incurred during the Termination Transition Period in accordance with the terms and conditions set forth in Article 4 of this Agreement.

(b)                       Immediately after termination of this Agreement under this Article 9 or under Article 10, Operator shall deliver to Owner or to Successor Operator, if so directed by Owner, all work, property, recorded information and, to the extent possible, relevant Permits held by Operator. Operator shall use all reasonable efforts to transfer to Successor Operator its rights as Operator or otherwise under all contracts entered into in connection with the performance of its obligations under this Agreement or relating to the operation and maintenance of the Project (other than any master agreements that do not relate solely to the Project), and all relevant Permits held by Operator; provided, however, that Owner shall cause Successor Operator to assume all of Operator’s rights under such contracts and Permits and replace any security provided to any counterparty thereto or Competent Authority.

(c)                        Upon expiration or termination of this Agreement, all tools, improvements, inventory of supplies, Project documents and records, spare parts, safety equipment, procedures related to operating and maintaining the Project, and O&M Manuals as set forth in Section 3.1 (in each case as provided to, obtained by or provided by Operator during the Term of this Agreement) and any other items furnished on an operating cost or a reimbursable cost basis under this Agreement will be left at the Project and will remain the property of Owner without additional charge. Operator will execute all documents as necessary and as requested by Owner to assign to and vest in Owner, or, at Owner’s sole discretion, Successor Operator, all rights, benefits, interests and title in connection with third party contracts, if any, Operator entered for the benefit of the Project (other than any master agreements that do not relate solely to the Project); provided, however, that Owner shall indemnify and hold harmless

Operator for all liabilities arising under such contracts caused by Owner’s performance thereunder following such assignment.

ARTICLE 10. EVENTS OF DEFAULT; REMEDIES

10.1                        Operator Event of Default. The following shall constitute events of default on the part of Operator (“Operator Event of Default”):

(a)                       Operator fails to pay any amount due to Owner under this Agreement and such failure continues for 10 days following receipt of Notice thereof from Owner;

(b)                       Operator (i) makes any general assignment or general arrangement for the benefit of creditors; (ii) files, or has filed against it, a petition to be adjudged bankrupt or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Operator, such petition is dismissed within 60 days of filing); or (iii) has trustees or receivers appointed to take possession of substantially all of its assets related to the Project or of its interests in this Agreement, except where such seizure is discharged within 30 days after appointment of said trustee or receiver, or the filing of a petition for the appointment of the same, whichever shall first occur; or

(c)                        Operator commits a breach of its obligations under this Agreement, other than a payment default as set forth in Section 10.1(a), unless:

(1)                                 Operator commences and diligently pursues to cure such breach upon delivery of Notice of such breach from Owner; and

(2)                                 the breach is cured within 30 days of delivery of such Notice; provided, however, that if (A) such breach is not, by its nature, capable of being cured within such 30 day period, and (B) Operator is diligently and in good faith proceeding to attempt to cure such breach, Operator shall be allowed such additional time, which shall in no event exceed an additional 60 days, as may reasonably be required to cure such breach.

10.2                        Owner Event of Default. The following shall constitute an event of default on the part of Owner (“Owner Event of Default”):

(a)                       Owner fails to pay any amount due to Operator under this Agreement and such failure continues for 10 days following receipt of Notice thereof from Operator; or

(b)                       Owner shall: (i) make any general assignment or general arrangement for the benefit of creditors; (ii) file, or have filed against them, petitions to be adjudged bankrupt or petitions for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against Owner, such petition is dismissed within 60 days of filing); or (iii) have trustees or receivers appointed to take possession of substantially all of their assets related to the Project or of their interests in this Agreement, except where such seizure is discharged, in respect of either Owner, within 30 days after appointment of said trustee or receiver, or the filing of a petition for the appointment of the same, whichever shall first occur.

10.3                        Procedure and Remedies.

(a)              Upon the occurrence and during the continuance of an Operator Event of Default, Owner shall have the right, in its sole and absolute discretion, to do any or all of the following: (1) to terminate this Agreement by Notice to Operator pursuant to Section 9.1(a); and/or (2) to pursue any and all other remedies available at law or in equity, subject to the dispute resolution procedures set forth in Article 12 and the other limitations set forth in this Agreement.

(b)              Upon the occurrence and during the continuance of an Owner Event of Default, Operator shall have the right, in its sole and absolute discretion, to do any or all of the following: (1) to terminate this Agreement by Notice to Owner pursuant to Section 9.2; and/or (2) to pursue any and all other remedies available at law or in equity, subject to the dispute resolution procedures set forth in Article 12 and the other limitations set forth in this Agreement.

ARTICLE 11. FORCE MAJEURE

11.1                        Force Majeure Event. Except for the obligations of each Party to make payments of amounts then due hereunder to the other Party, each Party is excused from performance and will not be considered to be in default in respect to any obligation hereunder if failure of performance is due to a Force Majeure Event. Neither Party will be relieved of any obligations under this Agreement solely because of increased costs or other adverse economic consequences that may be incurred through the performance of such obligations of the Parties. Nothing contained herein, however, shall be construed to require either Party to prevent or settle a strike or other labor disturbance against its will.

11.2                        Effect of Force Majeure. Except as provided in Section 11.3, either Party shall be excused from performance and shall not be construed to be in default in respect of any obligation hereunder for so long as failure to perform such obligation shall be due to a Force Majeure Event. Such excuse from performance shall be of no greater scope and of no longer duration than is reasonably required by such Force Majeure Event.

11.3                        Certain Delays Not Excused. Notwithstanding that a Force Majeure Event otherwise exists, the provisions of this Article 11 shall not excuse:

(a)                       late payment of money;

(b)                       late delivery of equipment or materials caused by negligent acts or omissions on the part of Operator;

(c)                        late performance by Operator caused by Operator’s failure to engage qualified Subcontractors and suppliers or to hire an adequate number of personnel or labor; or

(d)                       delays resulting from reasonably foreseeable unfavorable weather or reasonably foreseeable unsuitable ground conditions or other similar reasonably foreseeable adverse conditions.

11.4                        Notice of Force Majeure. As soon as practicable and in any event within 48 hours following the commencement of Force Majeure Event, any Party desiring to invoke such Force Majeure Event as a cause for delay in the performance of any obligation that may be excused hereunder shall advise the other Party by Notice of such date and the nature and expected duration of such Force Majeure Event. As soon as practicable and in any event within three Business Days following the commencement of such Force Majeure Event, the Party having invoked such Force Majeure Event as a cause for such delay shall submit to the other Party reasonable proof of the nature of such delay and its effect upon the time of performance. The Parties shall:

(a)                       make all reasonable efforts to prevent and reduce to a minimum and mitigate the effect of any delay occasioned by any Force Majeure Event including recourse to alternate acceptable sources of services, equipment and materials and construction equipment; and

(b)                       use their commercially reasonable efforts to ensure resumption of normal performance of this Agreement after the termination of any Force Majeure Event and shall perform their obligations to the maximum extent practicable and agreed between the Parties.

ARTICLE 12. DISPUTE RESOLUTION

12.1                        Settlement By Mutual Agreement.

(a)                       In the event any dispute, controversy or claim between or among Operator and Owner arises under, or is connected with or related in any way to, this Agreement or any right, duty or obligation arising hereunder (a “Dispute”), including a Dispute relating to the effectiveness, validity, interpretation, implementation, termination, cancellation or enforcement of this Agreement, the Parties shall first attempt in good faith to settle and resolve such Dispute by mutual agreement in accordance with the terms of this Section 12.1. In the event a Dispute arises, either Party may notify the other Party that it has elected to implement the procedures set forth in this Section 12.1 and shall deliver a written notice to that effect, signed by Plant Manager or Owner’s Management Representative, as the case may be, to the designated executive officers of the other Party. Within fifteen (15) Days after delivery of any such notice to the other Party, representatives of senior management of each of the Parties shall meet at a mutually agreed upon time and place to attempt, with diligence and good faith, to resolve and settle such Dispute.

(b)                       Should mutual resolution and settlement not be achieved at the meeting of representatives of senior management of each of the Parties held for such purposes as contemplated in Section 12.1(a), or should no such meeting take place within the fifteen (15)-Day period as contemplated in Section 12.1(a), as such period may be extended by mutual agreement, either Party may by notice to the other Party, submit the Dispute to binding arbitration in accordance with the provisions of Section 12.2 and Exhibit A. Upon the receipt of a notice of referral to arbitration hereunder, both of the Parties shall be compelled to arbitrate the Dispute in accordance with the terms of this Article 12 and Exhibit B.

12.2                        Arbitration. Each Party hereby agrees that any Dispute which is not resolved pursuant to the provisions of Section 12.1 may be submitted to binding arbitration hereunder in accordance with Section 12.1(b) and if so submitted shall be resolved exclusively and finally through such binding arbitration. This Article 12 and Exhibit A constitute a written agreement by the Parties to submit to arbitration any Dispute arising under or in connection with this Agreement within the meaning of the Federal Arbitration Act, 9 U.S.C. §§ 1, et seq.

12.3                        Emergency Relief. Without affecting the Parties’ agreement to arbitrate Disputes, either Party may seek injunctive relief or other form of emergency relief at any time from any state court of competent jurisdiction in New Haven, Connecticut or the federal court for the District of Connecticut.

12.4                        Injunctive Relief. The arbitration panel shall have authority to order specific performance including interim injunctive relief prior to the Dispute being resolved. The arbitration panel shall have the authority to decide all issues concerning the fulfillment of any condition precedent to the arbitrability of a claim or defense, the amount of damages to be awarded, if any, and the arbitrability of the issues presented. The arbitration panel is not empowered to award damages in excess of compensatory damages such as punitive damages.

12.5                        Confidentiality. All Disputes resolved pursuant to this Article 12 shall be subject to the confidentiality provisions set forth in Article 14

12.6                        Survival. The provisions of this Article 12 shall survive the expiration or earlier termination of this Agreement.

ARTICLE 13. REPRESENTATIONS AND WARRANTIES

13.1                        Representations and Warranties by Each Party. Owner and Operator each represent and warrant to the other Party that, as of the Effective Date:

(a)                                 it is duly organized and validly existing under the laws of all relevant jurisdictions in which it does business and has all requisite power and authority to own its property and assets and conduct its business as presently conducted or proposed to be conducted under this Agreement;

(b)                                 such Party has the full power and authority to execute, deliver and perform this Agreement, to carry out the transactions contemplated hereby, and to perform its obligations hereunder;

(c)                                  the execution and delivery of this Agreement and the carrying out by such Party of the transactions contemplated hereby have been duly authorized by all requisite action(s), and this Agreement has been duly executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof;

(d)                                 none of the execution, delivery and performance by such Party of this Agreement, the compliance with the terms and provisions hereof, and the carrying out of the contemplated transactions, conflicts or will conflict with or result in a breach or violation of any of the terms, conditions, or provisions of any law, governmental rule, regulation or material contract of such Party or any applicable order, writ, injunction, judgment or decree of any court or governmental, authority against such Party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or will result in the imposition of any lien upon any of its properties; and

(e)                                  there are no legal or arbitral proceedings or investigations or any proceedings or investigations by or before any governmental or regulatory authority or agency, now pending or, to the knowledge of such Party, threatened against such Party or any of its subsidiaries that if adversely determined, could reasonably be expected to materially impede a Party’s ability to perform its obligations under this Agreement.

13.2                        Additional Representations and Warranties by Operator. Operator further represents and warrants to Owner that, as of the Effective Date:

(a)                                 it holds (or will hold prior to the time required) all Permits necessary to conduct its business and perform the Services set forth hereunder relating to the operation and maintenance of the Project that it intends to perform and not subcontract; and

(b)                                 it is knowledgeable, understands and is able to comply with all applicable Laws, including Environmental Laws, relating to the operation and maintenance of the Project.

ARTICLE 14. CONFIDENTIALITY

14.1                        Confidential Information.

(a)                                 Subject to Section 14.1(b), each Party shall keep confidential and shall not disclose to any Person, and shall cause its Affiliates and Representatives to keep confidential and not to disclose to any Person, any information, data, experience, know-how, documents, secrets, dealings, transactions or affairs of or relating to the other Party disclosed to it in connection with this Agreement and identified in writing as confidential (the “Confidential Information”). Consistent with FERC Codes of Conduct, except as necessary for the Parties to perform their respective obligations under this Agreement, Confidential Information shall not be disclosed to personnel of the Parties or their Affiliates who are engaged in power procurement.

(b)                                 The restrictions set forth in Section 14.1(a) shall not apply to the following:

(1)                                 any information that Owner or Operator reasonably can demonstrate is already generally available and in the public domain other than through unauthorized disclosure thereof;

(2)                                 any disclosure that may be required by applicable Law, any Competent Authority, or any recognized securities exchange after reasonable efforts to prevent such disclosure have been pursued; provided, however, that Owner or Operator have made reasonable attempts to ensure that the communication, information or material is retained as confidential by any such exchange or authority or as otherwise required by this Agreement;

(3) (3)               any matter that already is known to the recipient (as evidenced by its written records) at the time of disclosure other than through unauthorized disclosure thereof; or

(4)                                 any information that is approved for unlimited release or use by written authorization of Owner.

14.2                        Persons to Whom Confidential Information is Disclosed. Operator shall:

(a)                                 limit access to Confidential Information to those of Operator’s Representatives or Affiliates who reasonably require the same in connection with Operator’s performance of the Services;

(b)                                 inform each of its Representatives or Affiliates to whom Confidential Information is disclosed of the restrictions on disclosure of such information set forth in Section 14.1;

(c)                                  not use any Confidential Information in any manner that could prejudice the business of Owner or the competitive position of the Project unless or until Operator reasonably demonstrates that any such information falls within any of the exceptions set out in Section 14.1(b); and

(d)                                 be fully responsible for any breach of Section 14.1 caused by any of its Representatives or Affiliates.

14.3                        Public Announcements. Except as requested by Owner pursuant to Section 3.14, Operator shall not issue or make any public announcements or statement regarding the Project, the Services, this Agreement, or Operator’s employment hereunder unless, prior thereto, Owner has been furnished with a copy thereof and has approved the same, such approval not to be unreasonably withheld, delayed or conditioned. Operator shall refer all media inquiries to Owner.

14.4                        Ownership. Without limiting the provisions of Section 3.12 and Section 3.13, all Confidential Information and all documents, data or information derived from or which contain, in whole or in part, any Confidential Information of a Party shall be treated as and be the property of such Party and shall be treated as such by the other Party.

14.5                        Proprietary Information of Third Parties. Without limiting the provisions of Section 3.12 and Section 3.13, in the event it becomes necessary for Operator to receive proprietary information of third parties, Operator shall enter into such confidentiality and use agreements with such third party in such form and upon such terms and conditions as may be approved by Owner and reasonably acceptable to Operator.

ARTICLE 15. NOTICES

15.1                        Method of Delivery of Notices. A notice, consent, approval or other communication (each a “Notice”) under this Agreement shall be delivered in writing, addressed to the Person to whom it is to be delivered, and:

(a)                                 delivered by nationally recognized overnight courier to that Person’s address; or

(b)                                 transmitted by facsimile, electronic mail or other electronic means to that Person’s address, with a duplicate Notice sent by nationally recognized overnight courier to that Person’s address.

15.2                        Time of Receipt. A Notice given to a Person in accordance with this Article 15 shall be deemed to have been delivered:

(a)                                 if personally delivered to a Person’s address, on the day of delivery if delivered prior to 5:00 pm local time on a Business Day, otherwise on the next Business Day;

(b)                                 if transmitted by facsimile to a Person’s facsimile number and a correct and complete transmission report is received, or receipt is confirmed by telephone, on the day of transmission if transmitted prior to 5:00 pm local time on a Business Day, otherwise on the next Business Day; provided, however, that such facsimile transmission shall be followed on the same day with the sending such Person of a duplicate Notice by nationally recognized overnight courier to that Person’s address.

15.3                        Address for Notices. For the purpose of this Article 15, the address of a Party is the address set out below or such other address which that Party may from time to time deliver Notice to the other Party in accordance with this Article 15: Owner’s Representatives:

Owner’s Representatives:

Attention:	Owner’s Management Representative
Address:	GenConn Energy LLC
c/o The United Illuminating Company
157 Church Street
New Haven, CT 06510
Facsimile:	(203)499-3611
Telephone:	(203) 499-2032

Attention:	Owner’s Operations Representative
Address:	c/o NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
Facsimile:	(609) 524-4941
Telephone:	(203) 854-3625

With a copy to:

Attention:	General Counsel — Northeast Region
Address:	c/o NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
Facsimile:	(609)524-4941
Telephone:	(609)524-5161

Owner:

Attention:	Anthony Marone, President
Address:	GenConn Energy LLC
c/o The United Illuminating Company
157 Church Street
New Haven, CT 06510
Facsimile:	(203)499-3611
Telephone:	(203) 499-2032

With a copy to:

Attention:	Linda L. Randell, Secretary
Address:	GenConn Energy LLC
c/o The United Illuminating Company
157 Church Street
New Haven, CT 06510
Facsimile:	(203) 499-3664
Telephone:	(203) 499-2575

Operator:

Attention:	Judith Lagano — Asset Manager
Address:	c/o NRG Energy, Inc.
211 Carnegie Center
Princeton, NJ 08540
Facsimile:	(609) 524-4941
Telephone:	(203) 854-3625